Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BETWEEN

FIRST DEFIANCE FINANCIAL CORP.

AND

UNITED COMMUNITY FINANCIAL CORP.

SEPTEMBER 9, 2019

i

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	63
Affiliate	79
Agreement	1
Bank Merger	3
Bank Merger Agreement	3
Bank Merger Certificates	3
Business Day	79
Capitalization Date	10
Chosen Courts	75
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	45
Contemplated Transactions	79
Contract	80
Control, Controlling or Controlled	80
Conversion Fund	5
Covered Employees	60
CRA	80
Deposit Insurance Fund	80
Derivative Transactions	80
DOL	80
Effective Time	2
Environment	80
Environmental Laws	80
ERISA	80
Exchange Act	80
Exchange Agent	4
Exchange Ratio	4
FDIC	80
Federal Reserve	81
First Defiance	1
First Defiance Acquisition Proposal	65
First Defiance Articles of Incorporation	81
First Defiance Benefit Plan	81
First Defiance Board	81
First Defiance Bylaws	81
First Defiance Capital Stock	81
First Defiance Common Stock	81
First Defiance Common Stock Price	81
First Defiance Disclosure Schedules	26
First Defiance Employees	52
First Defiance Equity Award	81
First Defiance ERISA Affiliate	81
First Defiance Evaluation Date	31

v

First Defiance Financial Statements	31
First Defiance Investment Securities	43
First Defiance Loans	33
First Defiance Material Contract	39
First Defiance Material Policies	41
First Defiance Meeting	57
First Defiance Permitted Exceptions	33
First Defiance Preferred Stock	82
First Defiance SEC Reports	82
First Defiance Stock Issuance	82
First Defiance Stock Option	6
First Defiance Stockholder Approval	82
First Defiance Superior Proposal	66
First Federal	3
GAAP	82
Hazardous Materials	82
Home Savings	3
Indemnified Party	54
Internal Control Over Financial Reporting	13
IRS	82
IRS Guidelines	26
Joint Proxy Statement	82
Knowledge	82
Legal Requirement	82
Letter of Transmittal	5
Lien	82
Material Adverse Effect	83
Merger	2
Merger Consideration	4
Nasdaq Rules	83
New Plans	60
OGCL	83
Ohio Certificate of Merger	2
Old Plans	61
Order	83
Ordinary Course of Business	84
OREO	84
Outstanding Cardinal Shares	84
PBGC	84
Person	84
Previously Disclosed	84
Proceeding	84
Registration Statement	84
Regulatory Authority	84
Representative	84
Representatives	62

Requisite Regulatory Approvals	85
SEC	85
Securities Act	85
Severance Plans	61
Subsidiary	85
Succession Date	68
Tax	85
Tax Return	85
Termination Date	72
Termination Fee	74
Transition Date	85
U.S.	86
United Community	1
United Community Acquisition Proposal	64
United Community Articles of Incorporation	86
United Community Benefit Plan	85
United Community Board	86
United Community Bylaws	86
United Community Capital Stock	86
United Community Common Stock	86
United Community Disclosure Schedules	8
United Community Employees	48
United Community Equity Award	86
United Community ERISA Affiliate	86
United Community Evaluation Date	13
United Community Financial Statements	12
United Community Investment Securities	24
United Community Loans	15
United Community Material Contract	20
United Community Material Policies	22
United Community Meeting	57
United Community Permitted Exceptions	14
United Community Preferred Stock	86
United Community PSU Award	7
United Community Restricted Stock Award	7
United Community SEC Reports	86
United Community Stock Certificates	5
United Community Stock Option	6
United Community Stock Plans	86
United Community Stockholder Approval	86
United Community Superior Proposal	64
Willful Breach	73

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of September 9, 2019, by and between First Defiance Financial Corp., an Ohio corporation (“First Defiance”), and United Community Financial Corp., an Ohio corporation (“United Community”).

RECITALS

A. The board of directors of First Defiance has unanimously (i) determined that this Agreement and the Merger and other transactions contemplated hereby are in the best interests of First Defiance and First Defiance’s shareholders, and (ii) approved the execution, delivery and performance by First Defiance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

B. The board of directors of United Community has unanimously (i) determined that this Agreement and the Merger and other transactions contemplated hereby are in the best interests of United Community and United Community’s shareholders, and (ii) approved the execution, delivery and performance by United Community of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

C. The board of directors of First Defiance, subject to the terms of this Agreement, has resolved to recommend that First Defiance’s shareholders adopt this Agreement and to submit this Agreement to First Defiance’s shareholders for adoption.

D. The board of directors of United Community, subject to the terms of this Agreement, has resolved to recommend that United Community’s shareholders adopt this Agreement and to submit this Agreement to United Community’s shareholders for adoption.

E. Concurrently with the execution and delivery of this Agreement, each of Donald P. Hileman and Gary M. Small has entered into an employment agreement, which will be effective as of and subject to the occurrence of the Effective Time.

F. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

G. The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and the parties also agree to certain prescribed conditions to the Merger and other transactions.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the OGCL, at the Effective Time, United Community shall be merged with and into First Defiance pursuant to the provisions of, and with the effects provided in, the OGCL (the “Merger”), and the separate corporate existence of United Community shall cease and First Defiance will be the surviving entity (the “Surviving Entity”).

Section 1.2 Effective Time; Closing.

(a) Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to First Defiance and United Community, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is three (3) Business Days after the satisfaction or valid waiver of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of those conditions) or at such other time and place as First Defiance and United Community may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) The parties hereto agree to file on the Closing Date a certificate of merger with the Ohio Secretary of State (the “Ohio Certificate of Merger”). The Merger shall become effective at 11:59 p.m. Eastern Time on the Closing Date or at such other time as First Defiance and United Community may agree and specify in the Ohio Certificate of Merger (the “Effective Time”).

Section 1.3 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Ohio Certificate of Merger and the applicable provisions of the OGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of United Community shall be vested in the Surviving Entity, and all debts, liabilities and duties of United Community shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4 Organizational Documents of the Surviving Entity.

(a) At the Effective Time, the articles of incorporation of First Defiance, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit A attached hereto and, as so amended, shall be the articles of incorporation of the Surviving Entity and until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

(b) At the Effective Time, the code of regulations of First Defiance, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit B attached hereto and, as so amended, shall be code of regulations of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 1.5 Bank Merger. Immediately following the Merger or at such later time as First Defiance and United Community may mutually agree, Home Savings Bank (“Home Savings”), an Ohio state-chartered bank and a direct, wholly-owned Subsidiary of United Community, will merge (the “Bank Merger”) with and into First Federal Bank of the Midwest (“First Federal”), a federal savings bank and a direct, wholly-owned Subsidiary of First Defiance, which immediately prior to the Bank Merger will have converted into an Ohio state-chartered bank. First Federal shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Home Savings shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be mutually agreed upon by the parties (the “Bank Merger Agreement”). First Defiance shall cause First Federal, and United Community shall cause Home Savings, to execute such certificates of merger and articles of merger (the “Bank Merger Certificates”) and such other agreements, documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time or at such later time as First Defiance and United Community may mutually agree.

Section 1.6 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither First Defiance nor United Community by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

Section 1.7 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of United Community Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of United Community Common Stock as consideration in the Merger, (ii) materially impede or delay consummation of the Merger, or (iii) require the approval of the shareholders of First Defiance or United Community unless such approval is obtained. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

Section 2.1 Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of First Defiance, United Community, or the holder of any shares of United Community Common Stock and subject to Section 2.3, the shares of First Defiance

Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger, and the shares of United Community Common Stock issued and outstanding immediately prior to the Effective Time, with respect to each holder of record of such shares, will be converted into the right to receive: (a) 0.3715 fully paid and nonassessable shares of First Defiance Common Stock (the “Exchange Ratio”), multiplied by (b) the number of shares of United Community Common Stock held by such holder of record (such product, the “Merger Consideration”);

Notwithstanding anything in this Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of United Community Common Stock held in United Community’s treasury and each share of United Community Common Stock owned directly or indirectly by First Defiance (other than shares held in a fiduciary capacity or in connection with debts previously contracted) will be canceled and no shares of First Defiance Common Stock or other consideration will be issued or paid in exchange therefor.

Section 2.2 Cancellation of Shares. At the Effective Time, the shares of United Community Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates that represented United Community Common Stock before the Effective Time will be deemed for all purposes to represent the number of shares of First Defiance Common Stock and cash in lieu of fractional shares into which they were converted pursuant to this Article 2.

Section 2.3 No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of First Defiance Common Stock shall be issued as Merger Consideration in the Merger. Each holder of United Community Common Stock who would otherwise be entitled to receive a fractional share of First Defiance Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the First Defiance Common Stock Price as of the third trading day prior to the Closing Date by the fractional share of First Defiance Common Stock to which such former holder would otherwise be entitled (after taking into account all shares of United Community Common Stock held by such holder immediately prior to the Effective Time).

Section 2.4 Exchange of Certificates.

(a) The parties to this Agreement agree: (i) that Computershare Trust Company, NA shall serve, pursuant to the terms of an exchange agent agreement mutually acceptable to the parties, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time. First Defiance shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b) At or prior to the Effective Time, First Defiance shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of United Community Common Stock for exchange in accordance with this Article 2: (i) a sufficient number of shares of First Defiance Common Stock for payment of the Merger Consideration pursuant to Section 2.1, and (ii) sufficient cash for payment of cash in lieu of any fractional shares of First Defiance Common Stock in accordance with Section 2.3. Such amount of cash and shares of First Defiance Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Conversion Fund.”

(c) As promptly as practicable following the Effective Time (and in any event within five (5) Business Days after the Closing Date), First Defiance shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of United Community Common Stock (“United Community Stock Certificates”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to United Community Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of United Community Stock Certificates pursuant to this Agreement.

(d) Upon proper surrender of a United Community Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such United Community Stock Certificate shall be entitled to receive in exchange therefor his, her or its Merger Consideration plus cash in lieu of any fractional shares of First Defiance Common Stock in accordance with Section 2.3 deliverable in respect of the shares of United Community Common Stock represented by such United Community Stock Certificate; thereupon such United Community Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a United Community Stock Certificate.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of United Community of Outstanding United Community Shares.

(f) No dividends or other distributions declared with respect to First Defiance Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered United Community Stock Certificate until the holder thereof shall surrender such United Community Stock Certificate in accordance with this Article 2. Promptly after the surrender of a United Community Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of First Defiance Common Stock into which the shares of United Community Common Stock represented by such United Community Stock Certificate were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered United Community Stock Certificate shall be entitled, until the surrender of such United Community Stock Certificate, to vote the shares of First Defiance Common Stock into which such holder’s United Community Common Stock shall have been converted.

(g) Any portion of the Conversion Fund that remains unclaimed by the shareholders of United Community twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any shareholders of United Community who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance of First Defiance Common Stock pursuant to the

Merger Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of United Community Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such First Defiance Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of United Community Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any United Community Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such United Community Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such United Community Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed United Community Stock Certificate, and in accordance with this Article 2, shares of First Defiance Common Stock pursuant to the Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

(i) If, between the date of this Agreement and the Effective Time, the outstanding shares of First Defiance Common Stock shall have been changed into a different number or kind of shares or securities or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, reorganization, split, combination or exchange of shares, or there shall be any extraordinary dividend or distribution, the Merger Consideration shall be adjusted appropriately to provide the holders of United Community Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed or permit First Defiance to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

Section 2.5 United Community Equity Awards.

(a) Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option granted by United Community to purchase shares of United Community Common Stock under a United Community Stock Plan or otherwise, whether vested or unvested (a “United Community Stock Option”), that is outstanding and unexercised immediately prior to the Effective Time shall fully vest and be converted into a fully vested option (an “First Defiance Stock Option”) to purchase (i) the number of whole shares of First Defiance Common Stock (rounded down to the nearest whole share) that is equal to the number of shares of United Community Common Stock subject to such United Community Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, (ii) at an exercise price per share of First Defiance Common Stock (rounded up to the nearest whole cent) equal to the exercise price for each share of United Community Common Stock subject to such United Community Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, subject to the terms and conditions of the United Community Stock Plan, if any, pursuant to which such United Community Stock Option was granted and/or any associated award agreement. It is intended that the conversion of United Community Stock Options under this Section 2.5(a) shall comply with Sections 409A and 424 of the Code, to the extent applicable, and this Section 2.5(a) shall be construed consistent with such intent. Except as otherwise provided in this Section 2.5(a), each such First Defiance Stock Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding United Community Stock Option immediately prior to the Effective Time.

(b) Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award of shares of United Community Common Stock subject to vesting, repurchase or other lapse restriction granted under a United Community Stock Plan or otherwise, whether vested or unvested (a “United Community Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall fully vest and be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of United Community Common Stock underlying such United Community Restricted Stock Award. First Defiance shall issue the consideration described in this Section 2.5(b) (together with any accrued but unpaid dividends or dividend equivalents corresponding to the United Community Restricted Stock Award, which shall vest pursuant to this Section 2.5(b)), less applicable tax withholdings, within five (5) Business Days following the Closing Date.

(c) Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each performance-vesting restricted stock unit granted under a United Community Stock Plan or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time (a “United Community PSU Award”) shall fully vest (with any performance-based vesting condition applicable to such United Community PSU Award to be measured consistent with the terms of the applicable award agreement applicable upon a change in control for such United Community PSU Award, as determined by the United Community Board or its compensation committee prior to the Effective Time) and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of United Community Common Stock underlying such United Community PSU Award; provided, that the United Community Board or its compensation committee shall exclude any costs or expenses related to the Merger, if any, from the performance metrics applicable to the United Community PSU Awards when determining actual United Community performance through the Effective Date. First Defiance shall issue the consideration described in this Section 2.5(c) (together with any accrued but unpaid dividends or dividend equivalents corresponding to the United Community PSU Award, which shall vest pursuant to this Section 2.5(c)), less applicable tax withholdings, within five (5) Business Days following the Closing Date.

(d) At or prior to the Effective Time, the United Community Board or its compensation committee, as applicable, shall adopt resolutions approving the provisions of this Section 2.5.

(e) First Defiance shall take all corporate action necessary to issue a sufficient number of shares of First Defiance Common Stock with respect to the settlement of United Community Equity Awards contemplated by this Section 2.5. Effective as of the Effective Time, First Defiance shall file a registration statement on Form S-8 (or any successor or other appropriate form, including a Form S-1 or Form S-3 in the case of awards held by former employees and service providers of United Community) with respect to the shares of First

Defiance Common Stock subject to First Defiance Stock Options issued pursuant to this Section 2.5 and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF UNITED COMMUNITY

Except (a) as disclosed in the disclosure schedules delivered by United Community to First Defiance concurrently herewith (the “United Community Disclosure Schedules”) (provided that the mere inclusion of an item in the United Community Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by United Community that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on United Community) or (b) as disclosed in any United Community Reports filed with or furnished to the SEC by United Community after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), United Community hereby represents and warrants to First Defiance as follows:

Section 3.1 United Community Organization. United Community: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio; (b) is in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (c) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (d) has full power and authority, corporate and otherwise, to operate as a financial holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except in the case of clauses (b) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community. United Community has Previously Disclosed to First Defiance true and complete copies of the United Community Articles of Incorporation and United Community Code of Regulations and all amendments thereto, in each case in effect as of the date of this Agreement. United Community has no “Significant Subsidiary” as set forth in Rule 1-02 or Regulation S-X promulgated under the Exchange Act other than the Subsidiaries listed on Exhibit 21 to United Community’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Section 3.2 United Community Subsidiary Organizations. Home Savings is an Ohio state bank duly organized, validly existing and in good standing under the laws of the state of Ohio. Each United Community Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community. Each Subsidiary of United Community has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community. The deposit accounts of Home Savings are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. United Community has Previously Disclosed to First Defiance true and complete copies of the charter (or similar organizational documents) and code of regulations of each Subsidiary of United Community and all amendments thereto, each as in effect as of the date of this Agreement.

Section 3.3 Authorization; Enforceability. United Community has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by the United Community Board. The United Community Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of United Community and its shareholders, and that this Agreement and the Contemplated Transactions are in the best interests of United Community and its shareholders. The United Community Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to United Community’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that United Community’s shareholders vote in favor of the adoption of this Agreement and the Contemplated Transactions. The execution, delivery and performance of this Agreement by United Community, and the consummation by it of its obligations under this Agreement and the Contemplated Transactions, have been authorized by all necessary corporate action, subject to the United Community Shareholder Approval and the approval of the Bank Merger Agreement by United Community as Home Savings’s sole shareholder. This Agreement has been duly and validly executed by United Community, and assuming the due authorization, execution and delivery by First Defiance, this Agreement constitutes a legal, valid and binding obligation of United Community enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.4 No Conflict.

(a) Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation, charter, code of regulations, bylaws or operating agreement (or similar organizational documents), each as in effect on the date hereof, or any currently effective resolution adopted by the United Community Board, shareholders, manager or members of, United Community or any of its Subsidiaries; (ii) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which United Community or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (iii) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default (or event which with the giving of notice or lapse of time, or both, would become a default) or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any United Community Material Contract; or (iv) result in the creation of any Lien other than any United Community Permitted Exception upon or with respect to any of the assets owned or used by United Community or its Subsidiaries, except in the case of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community.

(b) Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq Global Select Market, (ii) the Requisite Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement, and of the Registration Statement and declaration by the SEC of the effectiveness of the Registration Statement, (iv) the filing of the Ohio Certificate of Merger with the Ohio Secretary of State pursuant to the OGCL, and the filing of the Bank Merger Certificates, (v) such filings and approvals as are required to be made or obtained under the securities or blue-sky laws of various states in connection with the issuance of the shares of First Defiance Common Stock pursuant to this Agreement and (vi) the approval of the listing of such First Defiance Common Stock on the Nasdaq Global Select Market, no consents or approvals of or filings or registrations with any Regulatory Authority are necessary in connection with (A) the execution and delivery by United Community of this Agreement or (B) the consummation by United Community of the Merger and the other Contemplated Transactions (including the Bank Merger).

Section 3.5 United Community Capitalization.

(a) The authorized capital stock of United Community currently consists exclusively of: (i) 499,000,000 shares of United Community Common Stock, of which, as of September 6, 2019 (the “Capitalization Date”), 48,086,439 shares were issued and outstanding (excluding shares held in treasury) and 6,052,471 shares were held in the treasury of United Community; and (ii) 1,000,000 shares of United Community Preferred Stock, of which no shares were designated and outstanding as of the Capitalization Date. United Community does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of United Community on any matter. All of the issued and outstanding shares of United Community Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the Capitalization Date, no shares of United Community Capital Stock were reserved for issuance except for: (i) 163,232 shares of United Community Common Stock subject to outstanding United Community Stock Options; (ii) 135,502 shares of United Community Common Stock subject to outstanding United Community Restricted Stock Awards; (iii) 241,887 shares (assuming satisfaction of performance goals at the target level) or 246,262 shares (assuming satisfaction of performance goals at the maximum level) of United Community Common Stock subject to outstanding United Community PSU Awards; and (iv) 386,811 shares of United Community Common Stock reserved for issuance pursuant to future awards under United Community Stock Plans.

(c) Other than awards under United Community Stock Plans that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Capitalization Date. Since the Capitalization Date through the date hereof, United Community has not: (i) issued or repurchased any shares of United Community Common Stock or United Community Preferred Stock or other equity securities of United Community, other than in connection with the exercise or settlement of United Community Equity Awards that were outstanding on the Capitalization Date, in each case in accordance with the terms of the relevant United Community Stock Plan or award agreement; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of United Community Common Stock or any other equity-based awards. From the Capitalization Date through the date of this Agreement, neither United Community nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards or (B) adopted or materially amended any United Community Stock Plan.

(d) None of the shares of United Community Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than outstanding United Community Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating United Community or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of United Community or any of its Subsidiaries; and (ii) no contractual obligations of United Community or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of United Community Common Stock or any equity security of United Community or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of United Community or its Subsidiaries. Except as permitted by this Agreement, since the Capitalization Date, no shares of United Community Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by United Community or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of United Community or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of United Community. Other than its Subsidiaries, United Community does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.6 United Community Subsidiary Capitalization. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of United Community are owned by United Community, directly or indirectly, free and clear of any Liens other than United Community Permitted Exceptions, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depositary institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community. No Subsidiary of United Community has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.7 United Community SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a) Since January 1, 2017, United Community has timely filed all United Community SEC Reports, and all such United Community SEC Reports have complied as to form in all material respects, as of their respective filing dates or effective dates, as the case may be, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. As of their respective filing dates or effective dates, as the case may be, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, none of the United Community SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the United Community SEC Reports. No Subsidiary of United Community is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements presented (or incorporated by reference) in the United Community SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Taken together, the financial statements presented in the United Community SEC Reports (collectively, the “United Community Financial Statements”) are complete and correct in all material respects and fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of United Community and its Subsidiaries at the respective dates of and for the periods referred to in United Community Financial Statements, subject to normal year-end audit adjustments in the case of unaudited United Community Financial Statements. As of the date hereof, Crowe LLP has not resigned (or informed United Community that it intends to resign) or been dismissed as independent registered public accountants of United Community.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, neither United Community nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of United Community, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of United Community included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business since June 30, 2019, or in connection with this Agreement and the Contemplated Transactions.

(d) United Community is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries.

United Community maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by United Community in reports that United Community is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to United Community’s management to allow timely decisions regarding required disclosures. As of June 30, 2019, to the Knowledge of United Community, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(e) United Community and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 and Rule 15d-15 under the Exchange Act) (“Internal Control Over Financial Reporting”). United Community’s certifying officers have evaluated the effectiveness of United Community’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of United Community under the Exchange Act (the “United Community Evaluation Date”). United Community presented in such quarterly report the conclusions of the certifying officers about the effectiveness of United Community’s Internal Control Over Financial Reporting based on their evaluations as of the United Community Evaluation Date. Since the United Community Evaluation Date, there have been no changes in United Community’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, United Community’s Internal Control Over Financial Reporting. United Community has devised and maintains a system of internal accounting controls designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) United Community and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2017, with all applicable federal or state banking authorities except to the extent failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community. Such forms, reports and documents complied as to form in all material respects with applicable Legal Requirements.

(g) Subject to Section 11.13, except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of United Community and its Subsidiaries, no Regulatory Authority has initiated since January 1, 2017, or has pending any proceeding, enforcement action or, to the Knowledge of United Community, investigation into the business, disclosures or operations of United Community or its Subsidiaries. Subject to Section 11.13, except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of United Community and its Subsidiaries, since January 1, 2017, no Regulatory Authority has resolved any proceeding, enforcement action or, to the Knowledge of United Community, investigation into the business, disclosures or operations of United

Community or its Subsidiaries. Subject to Section 11.13, (i) there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to, any report or statement relating to any examination or inspection of United Community or its Subsidiaries and (ii) since January 1, 2017, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of United Community or its Subsidiaries (other than normal examinations conducted by a Regulatory Authority in United Community’s Ordinary Course of Business), in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community. To the Knowledge of United Community, there has not been any event or occurrence since January 1, 2017 that would result in a determination that Home Savings is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 3.8 Books and Records. The books of account, minute books, stock record books and other records of United Community and its Subsidiaries have been maintained in all material respects in accordance with United Community’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements.

Section 3.9 Real Property.

(a) Except as set forth on Section 3.9 of the United Community Disclosure Schedules or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, as of the date of this Agreement, United Community or one of its Subsidiaries has good and marketable title to all the real property reflected in the latest balance sheet included in the United Community SEC Reports as being owned by United Community or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) free and clear of all Liens, except: (i) as noted in the most recent United Community Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the United Community Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “United Community Permitted Exceptions”).

(b) Except as set forth on Section 3.9 of the United Community Disclosure Schedules or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, as of the date of this Agreement, United Community or one of its Subsidiaries is the lessee of all leasehold estates reflected in the latest United Community Financial Statements included in the United Community SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), free and clear of all Liens, except for United Community Permitted Exceptions, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of United Community, the lessor.

Section 3.10 Loans; Loan Loss Reserve.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, each loan, loan agreement, note, lease or other borrowing agreement by Home Savings, any participation therein, and any guaranty, renewal or extension thereof (the “United Community Loans”) reflected as an asset on any of the United Community Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient and constitutes, to the Knowledge of United Community, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (i) all United Community Loans originated or purchased by Home Savings were made or purchased in accordance with the policies of the board of directors of Home Savings, (ii) Home Savings’s interest in all United Community Loans is free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Cincinnati) and (iii) Home Savings has complied in all material respects with all Legal Requirements relating to such United Community Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any United Community Loan made to an executive officer or director of Home Savings or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c) Section 3.10(c) of the United Community Disclosure Schedules lists, as of July 31, 2019, each United Community Loan that had an outstanding balance of at least $1,000,000: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Home Savings has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by Home Savings; (iii) that has been listed on any “watch list” or similar internal report of Home Savings; or (iv) that represents an extension of credit to an executive officer or director of Home Savings or an entity controlled by an executive officer or director.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, Home Savings’s allowance for loan and lease losses reflected in the United Community Financial Statements (including footnotes thereto) was determined on the basis of Home Savings’s continuing review and evaluation of the portfolio of United Community Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Home Savings’s internal policies, and, in the reasonable judgment of Home Savings, was adequate under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to United Community Loans previously charged-off, on outstanding United Community Loans.

Section 3.11 Taxes. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(a) United Community and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. United Community and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by United Community and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b) There is no claim or assessment pending or, to the Knowledge of United Community, threatened against United Community and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by United Community and each of its Subsidiaries is presently being conducted or, to the Knowledge of United Community, threatened by any Regulatory Authority. Neither United Community nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of United Community’s or its Subsidiaries’ assets. Neither United Community nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(c) Each of United Community and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(d) Neither United Community nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among United Community and its Subsidiaries).

(e) Neither United Community nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was United Community) or (ii) has any liability for the Taxes of any person (other than United Community or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) Neither United Community nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the

Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(g) United Community and each of its Subsidiaries have delivered or Previously Disclosed to First Defiance true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by United Community and its Subsidiaries with respect to the last three (3) fiscal years.

(h) To the Knowledge of United Community, United Community and each of its Subsidiaries have not engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

(i) United Community has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the United Community Disclosure Schedules includes a complete and correct list of each material United Community Benefit Plan. United Community has Previously Disclosed to First Defiance true and complete copies of the following with respect to each material United Community Benefit Plan (to the extent applicable): (i) copies of each United Community Benefit Plan (including a written description where no formal plan document exists), including any amendments thereto, and all related plan descriptions; (ii) the most recent annual report on U.S. Form 5500 filed with the IRS, including all schedules thereto and the most recent actuarial report or similar report from independent accountants; (iii) the most recent IRS determination or opinion letter received by United Community; and (iv) other material ancillary documents, including:

(i) all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors, including any related trust agreements, insurance contracts or other funding vehicles; and

(ii) all material notices and other material communications to or from the IRS, the DOL or the PBGC within the six (6) years preceding the date of this Agreement relating to the United Community Benefit Plans.

(b) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (whether alone or in connection with any other event) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any United Community Benefit Plan or any other increase in the liabilities of United Community or any Subsidiary under any United Community Benefit Plan as a result of the Contemplated Transactions. No United Community Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other United Community Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G of the Code.

(c) Neither United Community nor any of the United Community ERISA Affiliates sponsors, maintains, administers or contributes to, or has, in the six (6) years preceding the date of this Agreement, sponsored, maintained, administered or contributed to, or has or has had, in the six (6) years preceding the date of this Agreement, any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). With respect to any United Community Benefit Plan that is a “multiple employer plan” (as defined in Section 413(c) of the Code), except as would reasonably be expected to be, either individually or in the aggregate, material to United Community or its Subsidiaries, such United Community Benefit Plan complies in all material respects with the requirements of the Code and ERISA. Neither United Community nor any of the United Community ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither United Community nor any of the United Community ERISA Affiliates sponsors, maintains, administers or contributes to, or has in the six (6) years preceding the date of this Agreement sponsored, maintained, administered or contributed to, or has or has had, in the six (6) years preceding the date of this Agreement, any liability with respect to, any United Community Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(d) Each United Community Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or United Community and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Knowledge of United Community, there are no facts or circumstances that would adversely affect the qualified status of any United Community Benefit Plan or the tax-exempt status of any related trust.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, each United Community Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f) Other than routine claims for benefits made in the Ordinary Course of Business, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, there is no litigation, claim or assessment pending or, to the Knowledge of United Community, threatened by, on behalf of, or against any United Community Benefit Plan or against the administrators or trustees or other fiduciaries of any United Community Benefit Plan that alleges a violation of applicable state or federal law or violation of any United Community Benefit Plan document or related agreement.

(g) No United Community Benefit Plan fiduciary or any other person has, or has had, any material liability to any United Community Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any United Community Benefit Plan, including any material liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Knowledge of United Community, no party in interest (as defined in Code Section 4975(e)(2)) of any United Community Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, all accrued contributions and other payments to be made by United Community or any Subsidiary to any United Community Benefit Plan through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the United Community Financial Statements to the extent required by GAAP.

(i) There are no obligations under any United Community Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (i) no condition exists, whether absolute or contingent, under any United Community Benefit Plan or otherwise with respect to any misclassification of a person performing services for United Community or any Subsidiary as an independent contractor rather than as an employee, and (ii) all individuals participating in United Community Benefit Plans are in fact eligible and authorized to participate in such United Community Benefit Plan.

Section 3.13 Compliance with Legal Requirements. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, United Community and each of its Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (a) United Community and each of its Subsidiaries is, and at all times since January 1, 2017, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets and (b) subject to Section 11.13, neither United Community nor any of its Subsidiaries has received, at any time since January 1, 2017, any written notice from any Regulatory Authority regarding: (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (ii) any actual, alleged, possible, or potential obligation on the part of United Community or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.14 Legal Proceedings; Orders.

(a) Subject to Section 11.13 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (i) since January 1, 2017, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of United Community, threatened against or affecting United Community, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied, settled or terminated and (ii) no officer, director, employee or agent of United Community or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of United Community or any of its Subsidiaries as currently conducted.

(b) Subject to Section 11.13 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community neither United Community nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits its credit or risk management policies, its management or its business. To the Knowledge of United Community, and subject to Section 11.13, none of the foregoing has been threatened by any Regulatory Authority.

Section 3.15 Absence of Certain Changes and Events.

(a) Since December 31, 2018 through the date of this Agreement, there has not occurred any event or events that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United Community.

(b) Since December 31, 2018 through the date of this Agreement, (i) except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Contemplated Transactions, United Community and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and (ii) neither United Community nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of First Defiance under Section 5.2(b) (other than any actions specified by clauses (i), (ii), (iii), (vii), (ix), (xv) or (xvi) (to the extent clause (xvi) relates to the foregoing clauses)).

Section 3.16 Material Contracts. Except for Contracts evidencing United Community Loans made by Home Savings in the Ordinary Course of Business or United Community Benefit Plans, Section 3.16 of the United Community Disclosure Schedules lists or describes the following with respect to United Community and each of its Subsidiaries (each such agreement or document, a “United Community Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or Previously Disclosed to First Defiance:

(a) all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $1,000,000, exclusive of deposit agreements with customers of Home Savings entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Cincinnati advances;

(b) each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $1,000,000;

(c) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $1,000,000;

(d) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate annual payments of less than $250,000);

(e) each licensing agreement or other Contract with respect to material patents, trademarks, copyrights, or other material intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(f) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(g) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(h) each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of United Community or its Subsidiaries or limit, in any material respect, the ability of United Community or its subsidiaries to engage in any line of business or to compete with any Person;

(i) each Contract for capital expenditures in excess of $1,000,000;

(j) each Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(k) each Contract that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of United Community and its Subsidiaries;

(l) each Contract that is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depositary institution, or similar agreement, that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to United Community and its Subsidiaries, taken as a whole; and

(m) each amendment, supplement and modification in respect of any of the foregoing.

Section 3.17 No Defaults. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community (a) each United Community Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity, (b) to the Knowledge of United Community, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give United Community, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any United Community Material Contract, (c) except in the Ordinary Course of Business with respect to any United Community Loan, neither United Community nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2017, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any United Community Material Contract, that has not been terminated or satisfied prior to the date of this Agreement and (d) other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to United Community or any of its Subsidiaries under current or completed United Community Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 3.18 Insurance. United Community and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of United Community or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which United Community operates, except where the failure to have such policies would not be material to United Community and its Subsidiaries, taken as a whole. United Community has Previously Disclosed to First Defiance copies of all material insurance policies issued in favor of United Community or any of its Subsidiaries, or pursuant to which United Community or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any material historic incurrence-based policies still in force as of the date of this Agreement (such policies, the “United Community Material Policies”). With respect to each such United Community Material Policy, (a) such United Community Material Policy is in full force and effect and all premiums due thereon have been paid, (b) neither United Community nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of United Community, no insurer issuing any such United Community Material Policy has been declared insolvent or placed in receivership, conservatorship or liquidation, except, in each of the foregoing cases described in clauses (a), (b) or (c), as would not, individually or in the aggregate, be material to United Community and its Subsidiaries, taken as a whole. No written notice of cancellation or termination has been received by United Community with respect to any such United Community Material Policy.

Section 3.19 Compliance with Environmental Laws. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (a) there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving United Community or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of United Community, threatened, nor to the Knowledge of United Community, is there any factual basis for any of the foregoing, as a result of any asserted failure of United Community or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law, (b) no environmental clearances or other governmental approvals relating to any Environmental Law are required for the conduct of the business of United Community or any of its Subsidiaries or the consummation of the Contemplated Transactions, (c) to the Knowledge of United Community, neither United Community nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property and (d) United Community and each Subsidiary of United Community has complied with all Environmental Laws applicable to it and its business operations.

Section 3.20 Transactions with Affiliates. Since January 1, 2017, all transactions required to be disclosed by United Community pursuant to Item 404 of Regulation S-K promulgated under the Securities Act have been disclosed in the United Community SEC Reports. No transaction, or series of related transactions, is currently proposed by United Community or any of its Subsidiaries to which United Community or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if consummated.

Section 3.21 Brokerage Commissions. Except for fees payable to Sandler O’Neill & Partners, LP pursuant to an engagement letter that has been Previously Disclosed, none of United Community or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 3.22 Approval Delays. To the Knowledge of United Community as of the date hereof, there is no reason attributable to United Community why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Home Savings’s most recent CRA rating prior to the date hereof was “satisfactory” or better.

Section 3.23 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts applicable to any employees of United Community or any of its Subsidiaries. There is no material labor dispute, strike, work stoppage or lockout, or, to the Knowledge of United Community, threat thereof, by or with respect to any employees of United Community or any of its Subsidiaries, and there has been no material labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of United Community, threatened, involving employees of United Community or any of its Subsidiaries. Neither United Community nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice, United Community and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and no Proceeding asserting that United Community or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel United Community or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of United Community, threatened with respect to United Community or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b) Neither United Community nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of United Community, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to United Community or any of its Subsidiaries and, to the Knowledge of United Community, no such investigation is in progress.

Section 3.24 Intellectual Property. Each of United Community and its Subsidiaries has the right and authority, and the Surviving Entity and its Subsidiaries will have the right and authority from and after the Effective Time, in each case free from Liens other than United Community Permitted Exceptions, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by United Community or its Subsidiaries as of the date hereof and as is necessary to enable them to conduct the businesses of United Community and its Subsidiaries in the manner presently conducted by them. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, to the Knowledge of United Community, such use does not conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 3.25 Investments.

(a) United Community or its Subsidiaries have good and marketable title in all material respects to all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by United Community or its Subsidiaries, other than, with respect to Home Savings, in a fiduciary or agency capacity (the “United Community Investment Securities”), free and clear of any Liens except for United Community Permitted Exceptions and except to the extent such United Community Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of United Community or Home

Savings. The United Community Investment Securities are valued on the books of United Community and Home Savings in accordance with GAAP in all material respects.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (i) all Derivative Transactions, whether entered into for the account of United Community or any of its Subsidiaries or for the account of a customer of United Community or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable Legal Requirements and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by United Community and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions, and (ii) all of such Derivative Transactions are legal, valid and binding obligations of United Community or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. United Community and its Subsidiaries have duly performed in all material respects their material obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of United Community, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.26 Information Provided to First Defiance. None of the information concerning United Community or any of its Subsidiaries that is provided or to be provided by United Community to First Defiance for inclusion or that is included in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the United Community Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Notwithstanding the foregoing, United Community shall have no responsibility for the truth or accuracy of any information with respect to First Defiance or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 3.27 State Takeover Laws. The United Community Board has approved this Agreement and the Contemplated Transactions as required to render inapplicable to this Agreement and the Contemplated Transactions any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

Section 3.28 Tax-Free Reorganization. As of the date hereof, United Community does not know of any reason: (i) why it would not be able to deliver to counsel to United Community and counsel to First Defiance, at the date of the legal opinions referred to in Sections 8.7 and 9.7, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to First Defiance and counsel to United Community to deliver the legal opinions contemplated by Sections 8.7 and 9.7, respectively, and United Community hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to United Community would not be able to deliver the opinion required by Section 9.7. United Community will deliver such certificates to counsel to United Community and counsel to First Defiance.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties made by United Community in this Article 3, neither United Community nor any other Person makes any express or implied representation or warranty with respect to United Community, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and United Community hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither United Community nor any other Person makes or has made any representation or warranty to First Defiance or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to United Community, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by United Community in this Article 3, any oral or written information presented to First Defiance or any of its Affiliates or Representatives in the course of their due diligence investigation of United Community or the negotiation of this Agreement or in the course of the transactions contemplated hereby. United Community acknowledges and agrees that neither First Defiance nor any other Person has made or is making any express or implied representation or warranty with respect to First Defiance, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects other than those contained in Article 4.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FIRST DEFIANCE

Except (a) as disclosed in the disclosure schedules delivered by First Defiance to United Community concurrently herewith (the “First Defiance Disclosure Schedules”) (provided that the mere inclusion of an item in the First Defiance Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by First Defiance that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on First Defiance) or (b) as disclosed in any First Defiance Reports filed with or furnished to the SEC by First Defiance after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), First Defiance hereby represents and warrants to United Community as follows:

Section 4.1 First Defiance Organization. First Defiance: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio; (b) is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (c) is a unitary thrift holding company registered under the Home Owners’ Loan Act of 1933, as amended; and (d) has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except, in the case of clauses (b) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance. First Defiance has Previously Disclosed to United Community true and complete copies of the First Defiance Articles of Incorporation and First Defiance Code of Regulations and all amendments thereto in each case in effect as of the date of this Agreement. First Defiance has no “Significant Subsidiary” as set forth in Rule 1-02 or Regulation S-X promulgated under the Exchange Act other than the Subsidiaries listed on Exhibit 21 to First Defiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Section 4.2 First Defiance Subsidiary Organizations. First Federal is a federally chartered savings association duly organized, validly existing and in good standing under the laws of the United States of America. Each First Defiance Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance. Each Subsidiary of First Defiance has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance. The deposit accounts of First Federal are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. First Defiance has Previously Disclosed to United Community true and complete copies of the charter (or similar organizational documents) and code of regulations of each Subsidiary of First Defiance and all amendments thereto, each as in effect as of the date of this Agreement.

Section 4.3 Authorization; Enforceability. First Defiance has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by the First Defiance Board. The First Defiance Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of First Defiance and its shareholders, and that this Agreement and Contemplated Transactions are in the best interests of First Defiance and its shareholders. The First Defiance Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to First Defiance’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that First Defiance’s shareholders vote in favor of the adoption of this Agreement and the Contemplated Transactions. The execution, delivery and performance of this Agreement by First Defiance, and the consummation by it of its obligations under this Agreement and the Contemplated Transactions, have been authorized by all necessary corporate action, subject to the First Defiance Shareholder Approval and the approval of the Bank Merger Agreement by First Defiance as First Federal’s sole shareholder. This Agreement has been duly and validly executed by First Defiance, and assuming the due authorization, execution and delivery by United Community, this Agreement constitutes a legal, valid and binding obligation of First Defiance enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 4.4 No Conflict.

(a) Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation, charter, code of regulations, bylaws or operating agreement (or similar organizational documents), each as in effect on the date hereof, or any currently effective resolution adopted by the First Defiance Board, shareholders, manager or members of, First Defiance or any of its Subsidiaries; (ii) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which First Defiance or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (iii) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default (or event which with the giving of notice or lapse of time, or both, would become a default) or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any First Defiance Material Contract; or (iv) result in the creation of any Lien other than any First Defiance Permitted Exception upon or with respect to any of the assets owned or used by First Defiance or its Subsidiaries, except in the case of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance.

(b) Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq Global Select Market, (ii) the Requisite Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement, and of the Registration Statement and declaration by the SEC of the effectiveness of the Registration Statement, (iv) the filing of the Ohio Certificate of Merger with the Ohio Secretary of State pursuant to the OGCL, and the filing of the Bank Merger Certificates, (v) such filings and approvals as are required to be made or obtained under the securities or blue-sky laws of various states in connection with the issuance of the shares of

First Defiance Common Stock pursuant to this Agreement and (vi) the approval of the listing of such First Defiance Common Stock on the Nasdaq Global Select Market, no consents or approvals of or filings or registrations with any Regulatory Authority are necessary in connection with (A) the execution and delivery by First Defiance of this Agreement or (B) the consummation by First Defiance of the Merger and the other Contemplated Transactions (including the Bank Merger).

Section 4.5 First Defiance Capitalization.

(a) The authorized capital stock of First Defiance currently consists exclusively of: (i) 50,000,000 shares of First Defiance Common Stock, of which, as of the Capitalization Date, 25,371,086 shares were issued and outstanding, and 5,642,841 shares were held in the treasury of First Defiance; and (ii) 5,000,000 shares of First Defiance Preferred Stock, of which no shares were designated and outstanding as of the Capitalization Date. First Defiance does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of First Defiance on any matter. All of the issued and outstanding shares of First Defiance Capital Stock have been, and those shares of First Defiance Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights.

(b) As of the Capitalization Date, no shares of First Defiance Capital Stock were reserved for issuance except for: (i) 17,700 shares of First Defiance Common Stock subject to outstanding First Defiance Stock Options; (ii) 48,545 shares of First Defiance Common Stock subject to outstanding First Defiance restricted stock awards (which are included in the issued and outstanding shares set forth above); (iii) 107,496 shares (assuming satisfaction of performance goals at the target level) or 128,343 shares (assuming satisfaction of performance goals at the maximum level) of First Defiance Common Stock subject to outstanding First Defiance performance-based restricted stock unit awards; (iv) 31,803 shares of First Defiance Common Stock subject to outstanding First Defiance restricted stock unit awards (not based on performance); and (v) 800,343 shares of First Defiance Common Stock reserved for issuance pursuant to future awards under First Defiance Stock Plans.

(c) Other than awards under First Defiance Stock Plans that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Capitalization Date. Since the Capitalization Date through the date hereof, First Defiance has not: (i) issued or repurchased any shares of First Defiance Common Stock or First Defiance Preferred Stock or other equity securities of First Defiance, other than in connection with the exercise of First Defiance Equity Awards that were outstanding on the Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant First Defiance Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of First Defiance Common Stock or any other equity-based awards. From the Capitalization Date through the date of this Agreement, neither First Defiance nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; or (B) adopted or materially amended any First Defiance Stock Plan.

(d) None of the shares of First Defiance Common Stock were issued in violation of any federal or state securities laws or any other applicable Law Requirement. As of the date of this Agreement there are: (i) other than outstanding First Defiance Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating First Defiance or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of First Defiance or any of its Subsidiaries; and (ii) no contractual obligations of First Defiance or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of First Defiance Common Stock or any equity security of First Defiance or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of United Community or its Subsidiaries. Except as permitted by this Agreement, since the Capitalization Date, no shares of First Defiance Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by First Defiance or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of First Defiance or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of First Defiance. Other than its Subsidiaries, First Defiance does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 4.6 First Defiance Subsidiary Capitalization. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of First Defiance are owned by First Defiance, directly or indirectly, free and clear of any Liens other than First Defiance Permitted Exceptions, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depositary institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance. No Subsidiary of First Defiance has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 4.7 First Defiance SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a) Since January 1, 2017, First Defiance has timely filed all First Defiance SEC Reports, and all such First Defiance SEC Reports have complied as to form in all material respects, as of their respective filing dates or effective dates, as the case may be, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. As of their respective filing dates or effective dates, as the case may be, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, none of the First Defiance SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the First Defiance SEC Reports. No Subsidiary of First Defiance is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements presented (or incorporated by reference) in the First Defiance SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Taken together, the financial statements presented in the First Defiance SEC Reports (collectively, the “First Defiance Financial Statements”) are complete and correct in all material respects and fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of First Defiance and its Subsidiaries at the respective dates of and for the periods referred to in the First Defiance Financial Statements, subject to normal year-end audit adjustments in the case of unaudited First Defiance Financial Statements. As of the date hereof, Crowe LLP has not resigned (or informed First Defiance that it intends to resign) or been dismissed as independent registered public accountants of First Defiance.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, neither First Defiance nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of First Defiance, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of First Defiance included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business since June 30, 2019, or in connection with this Agreement and the Contemplated Transactions.

(d) First Defiance is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. First Defiance maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by First Defiance in reports that First Defiance is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to First Defiance’s management to allow timely decisions regarding required disclosures. As of June 30, 2019, to the Knowledge of First Defiance, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(e) First Defiance and its consolidated Subsidiaries have established and maintained a system of Internal Control Over Financial Reporting. First Defiance’s certifying officers have evaluated the effectiveness of First Defiance’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of First Defiance under the Exchange Act (the “First Defiance Evaluation Date”). First Defiance presented in such quarterly report the conclusions of the certifying officers about the effectiveness of First Defiance’s Internal Control Over Financial Reporting based on their evaluations as of the First Defiance Evaluation Date. Since the First Defiance Evaluation Date,

there have been no changes in First Defiance’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, First Defiance’s Internal Control Over Financial Reporting. First Defiance has devised and maintains a system of internal accounting controls designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) First Defiance and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2017, with all applicable federal or state banking authorities except to the extent failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance. Such forms, reports and documents complied as to form in all material respects with applicable Legal Requirements.

(g) Subject to Section 11.13, except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of First Defiance and its Subsidiaries, no Regulatory Authority has initiated since January 1, 2017, or has pending any proceeding, enforcement action or, to the Knowledge of First Defiance, investigation into the business, disclosures or operations of First Defiance or its Subsidiaries. Subject to Section 11.13, except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of First Defiance and its Subsidiaries, since January 1, 2017, no Regulatory Authority has resolved any proceeding, enforcement action or, to the Knowledge of First Defiance, investigation into the business, disclosures or operations of First Defiance or its Subsidiaries. Subject to Section 11.13, (i) there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to, any report or statement relating to any examination or inspection of First Defiance or its Subsidiaries and (ii) since January 1, 2017, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of First Defiance or its Subsidiaries (other than normal examinations conducted by a Regulatory Authority in First Defiance’s Ordinary Course of Business), in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance. To the Knowledge of First Defiance, there has not been any event or occurrence since January 1, 2017 that would result in a determination that First Federal is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 4.8 Books and Records. The books of account, minute books, stock record books and other records of First Defiance and its Subsidiaries have been maintained in all material respects in accordance with First Defiance’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements.

Section 4.9 Real Property.

(a) Except as set forth on Section 4.9 of the First Defiance Disclosure Schedules or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, as of the date of this Agreement, First Defiance or one of its Subsidiaries has good and marketable title to all the real property reflected in the latest balance sheet included in the First Defiance SEC Reports as being owned by First Defiance or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) free and clear of all Liens, except: (i) as noted in the most recent First Defiance Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the First Defiance Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “First Defiance Permitted Exceptions”).

(b) Except as set forth on Section 4.9 of the First Defiance Disclosure Schedules or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, as of the date of this Agreement, First Defiance or one of its Subsidiaries is the lessee of all leasehold estates reflected in the latest First Defiance Financial Statements included in the First Defiance SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), free and clear of all Liens, except for First Defiance Permitted Exceptions, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of First Defiance, the lessor.

Section 4.10 Loans; Loan Loss Reserve.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, each loan, loan agreement, note, lease or other borrowing agreement by First Federal, any participation therein, and any guaranty, renewal or extension thereof (the “First Defiance Loans”) reflected as an asset on any of the First Defiance Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient and constitutes, to the Knowledge of First Defiance, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United Community, (i) all First Defiance Loans originated or purchased by First Federal were made or purchased in accordance with the policies of the board of directors of First Federal and in the Ordinary Course of Business of First Federal, (ii) First Federal’s interest in all First Defiance Loans is free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Cincinnati) and (iii) First Federal has complied in all material respects with all Legal Requirements relating to such First Defiance Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any First Defiance Loan made to an executive officer or director of First Federal or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c) Section 4.10(c) of the First Defiance Disclosure Schedules lists, as of July 31, 2019, each First Defiance Loan that had an outstanding balance of at least $1,000,000 or more: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which First Federal has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by First Federal; (iii) that has been listed on any “watch list” or similar internal report of First Federal; or (iv) that represents an extension of credit to an executive officer or director of First Federal or an entity controlled by an executive officer or director.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, First Federal’s allowance for loan and lease losses reflected in the First Defiance Financial Statements (including footnotes thereto) was determined on the basis of First Federal’s continuing review and evaluation of the portfolio of First Defiance Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with First Federal’s internal policies, and, in the reasonable judgment of First Federal, was adequate under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to First Defiance Loans previously charged-off, on outstanding First Defiance Loans.

Section 4.11 Taxes. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(a) First Defiance and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. First Defiance and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by First Defiance and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b) There is no claim or assessment pending or, to the Knowledge of First Defiance, threatened against First Defiance and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by First Defiance and each of its Subsidiaries is presently being conducted or, to the Knowledge of First Defiance, threatened by any Regulatory Authority. Neither First Defiance nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of First Defiance’s or its

Subsidiaries’ assets. Neither First Defiance nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(c) Each of First Defiance and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(d) Neither First Defiance nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among First Defiance and its Subsidiaries).

(e) Neither First Defiance nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was First Defiance) or (ii) has any liability for the Taxes of any person (other than First Defiance or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) Neither First Defiance nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(g) First Defiance and each of its Subsidiaries have delivered or Previously Disclosed to First Defiance true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by First Defiance and its Subsidiaries with respect to the last three (3) fiscal years.

(h) To the Knowledge of First Defiance, First Defiance and each of its Subsidiaries have not engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

(i) First Defiance has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.12 Employee Benefits.

(a) Section 4.12(a) of the First Defiance Disclosure Schedules includes a complete and correct list of each material First Defiance Benefit Plan. First Defiance has Previously Disclosed to United Community true and complete copies of the following with respect to each material First Defiance Benefit Plan (to the extent applicable): (i) copies of each First Defiance Benefit Plan (including a written description where no formal plan document exists), including any amendments thereto, and all related plan descriptions; (ii) the most recent annual report on U.S. Form 5500 filed with the IRS, including all schedules thereto and the most recent actuarial report or similar report from independent accountants; (iii) the most recent IRS determination or opinion letter received by First Defiance; and (iv) other material ancillary documents, including:

(i) all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors, including any related trust agreements, insurance contracts or other funding vehicles; and

(ii) all material notices and other material communications to or from the IRS, the DOL or the PBGC within the six (6) years preceding the date of this Agreement relating to the First Defiance Benefit Plans; and

(b) Except as set forth on Section 4.12(b) of the First Defiance Disclosure Schedules or as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (whether alone or in connection with any other event) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any First Defiance Benefit Plan or any other increase in the liabilities of First Defiance or any Subsidiary under any First Defiance Benefit Plan as a result of the Contemplated Transactions. No First Defiance Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other First Defiance Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G of the Code.

(c) Neither First Defiance nor any of the First Defiance ERISA Affiliates sponsors, maintains, administers or contributes to, or has, in the six (6) years preceding the date of this Agreement, sponsored, maintained, administered or contributed to, or has or has had, in the six (6) years preceding the date of this Agreement, any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). With respect to any First Defiance Benefit Plan that is a “multiple employer plan” (as defined in Section 413(c) of the Code), except as would reasonably be expected to be, either individually or in the aggregate, material to First Defiance or its Subsidiaries, such First Defiance Benefit Plan complies in all material respects with the requirements of the Code and ERISA. Neither First Defiance nor any of the First Defiance ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither First Defiance nor any of the First Defiance ERISA Affiliates sponsors, maintains, administers or contributes to, or has, in the six (6) years preceding the date of this Agreement, sponsored, maintained, administered or contributed to, or has or has had, in the six (6) years preceding the date of this Agreement, any liability with respect to, any First Defiance Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(d) Each First Defiance Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the

IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or First Defiance and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Knowledge of First Defiance, there are no facts or circumstances that would adversely affect the qualified status of any First Defiance Benefit Plan or the tax-exempt status of any related trust.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, each First Defiance Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f) Other than routine claims for benefits made in the Ordinary Course of Business, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, there is no litigation, claim or assessment pending or, to the Knowledge of First Defiance’s, threatened by, on behalf of, or against any First Defiance Benefit Plan or against the administrators or trustees or other fiduciaries of any First Defiance Benefit Plan that alleges a violation of applicable state or federal law or violation of any First Defiance Benefit Plan document or related agreement.

(g) No First Defiance Benefit Plan fiduciary or any other person has, or has had, any material liability to any First Defiance Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any First Defiance Benefit Plan, including any material liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Knowledge of First Defiance, no party in interest (as defined in Code Section 4975(e)(2)) of any First Defiance Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, all accrued contributions and other payments to be made by First Defiance or any Subsidiary to any First Defiance Benefit Plan through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the First Defiance Financial Statements to the extent required by GAAP.

(i) Except as set forth on Section 4.12(i) of the First Defiance Disclosure Schedules, there are no obligations under any First Defiance Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, (i) no condition exists, whether absolute or contingent, under any First Defiance Benefit Plan or otherwise with respect to any misclassification of a person performing services for First Defiance or any Subsidiary as an independent contractor rather than as an employee, and (ii) all individuals participating in First

Defiance Benefit Plans are in fact eligible and authorized to participate in such First Defiance Benefit Plan.

Section 4.13 Compliance with Legal Requirements. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, First Defiance and each of its Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, (a) First Defiance and each of its Subsidiaries is, and at all times since January 1, 2017, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets and (b) subject to Section 11.13, neither First Defiance nor any of its Subsidiaries has received, at any time since January 1, 2017, any written notice from any Regulatory Authority regarding: (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (ii) any actual, alleged, possible, or potential obligation on the part of First Defiance or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.14 Legal Proceedings; Orders.

(a) Subject to Section 11.13 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, (i) since January 1, 2017, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of First Defiance, threatened against or affecting First Defiance, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied, settled or terminated and (ii) no officer, director, employee or agent of First Defiance or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of First Defiance or any of its Subsidiaries as currently conducted.

(b) Subject to Section 11.13 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, neither First Defiance nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits its credit or risk management policies, its management or its business. To the Knowledge of First Defiance, and subject to Section 11.13, none of the foregoing has been threatened by any Regulatory Authority.

Section 4.15 Absence of Certain Changes and Events.

(a) Since December 31, 2018 through the date of this Agreement, there has not occurred any event or events that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Defiance.

(b) Since December 31, 2018 through the date of this Agreement, (i) except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Contemplated Transactions, First Defiance and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and (ii) neither First Defiance nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of United Community under Section 6.2(b) (other than any actions specified by clauses (i), (ii), (iii), (vii), (ix), (xv) or (xiv) (to the extent clause (xvi) relates to the foregoing clauses)).

Section 4.16 Material Contracts. Except for Contracts evidencing First Defiance Loans made by First Federal in the Ordinary Course of Business or First Defiance Benefit Plans, Section 4.16 of the First Defiance Disclosure Schedules lists or describes the following with respect to First Defiance and each of its Subsidiaries (each such agreement or document, a “First Defiance Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or Previously Disclosed to United Community:

(a) all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $1,000,000, exclusive of deposit agreements with customers of First Federal entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Cincinnati advances;

(b) each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $1,000,000;

(c) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $1,000,000;

(d) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate annual payments of less than $250,000);

(e) each licensing agreement or other Contract with respect to material patents, trademarks, copyrights, or other material intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(f) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(g) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(h) each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of First Defiance or its Subsidiaries or limit, in any material respect, the ability of First Defiance or its subsidiaries to engage in any line of business or to compete with any Person;

(i) each Contract for capital expenditures in excess of $1,000,000;

(j) each Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(k) each Contract that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of First Defiance and its Subsidiaries;

(l) each Contract that is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depositary institution, or similar agreement, that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to First Defiance and its Subsidiaries, taken as a whole; and

(m) each amendment, supplement and modification in respect of any of the foregoing.

Section 4.17 No Defaults. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance (a) each First Defiance Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity, (b) to the Knowledge of First Defiance, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give First Defiance, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any First Defiance Material Contract, (c) except in the Ordinary Course of Business with respect to any First Defiance Loan, neither First Defiance nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2017, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any First Defiance Material Contract, that has not been terminated or satisfied prior to the date of this Agreement And (d) other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to First Defiance or any of its Subsidiaries under current or completed First Defiance Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 4.18 Insurance. First Defiance and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of First Defiance or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which First Defiance operates, except where the failure to have such policies would not be material to First Defiance and its Subsidiaries, taken as a whole. First Defiance has Previously Disclosed to United Community copies of all material insurance policies issued in favor of First Defiance or any of its Subsidiaries, or pursuant to which First Defiance or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any material historic incurrence-based policies still in force as of the date of this Agreement (such policies, the “First Defiance Material Policies”). With respect to each such First Defiance Material Policy, (a) such First Defiance Material Policy is in full force and effect and all premiums due thereon have been paid, (b) neither First Defiance nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of First Defiance, no insurer issuing any such First Defiance Material Policy has been declared insolvent or placed in receivership, conservatorship or liquidation, except, in each of the foregoing cases described in clauses (a), (b) or (c), as would not, individually or in the aggregate, be material to First Defiance and its Subsidiaries, taken as a whole. No written notice of cancellation or termination has been received by First Defiance with respect to any such First Defiance Material Policy

Section 4.19 Compliance with Environmental Laws. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, (a) there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving First Defiance or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of First Defiance, threatened, nor to the Knowledge of First Defiance, is there any factual basis for any of the foregoing, as a result of any asserted failure of First Defiance or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law,(b) no environmental clearances or other governmental approvals relating to any Environmental Law are required for the conduct of the business of First Defiance or any of its Subsidiaries or the consummation of the Contemplated Transactions, (c) to the Knowledge of First Defiance, neither First Defiance nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property and (d) First Defiance and each Subsidiary of First Defiance has complied with all Environmental Laws applicable to it and its business operations.

Section 4.20 Transactions with Affiliates. Since January 1, 2017, all transactions required to be disclosed by First Defiance pursuant to Item 404 of Regulation S-K promulgated under the Securities Act have been disclosed in the First Defiance SEC Reports. No transaction, or series of related transactions, is currently proposed by First Defiance or any of its Subsidiaries to which First Defiance or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if consummated.

Section 4.21 Brokerage Commissions. Except for fees payable to Keefe, Bruyette & Woods, Inc. pursuant to an engagement letter that has been Previously Disclosed, none of First Defiance or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.22 Approval Delays. To the Knowledge of First Defiance as of the date hereof, there is no reason attributable to First Defiance why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. First Federal’s most recent CRA rating prior to the date hereof was “satisfactory” or better.

Section 4.23 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts applicable to any employees of First Defiance or any of its Subsidiaries. There is no material labor dispute, strike, work stoppage or lockout, or, to the Knowledge of First Defiance, threat thereof, by or with respect to any employees of First Defiance or any of its Subsidiaries, and there has been no material labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of First Defiance, threatened, involving employees of First Defiance or any of its Subsidiaries. Neither First Defiance nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice, First Defiance and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and no Proceeding asserting that First Defiance or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel First Defiance or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of First Defiance, threatened with respect to First Defiance or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b) Neither First Defiance nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of First Defiance, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to First Defiance or any of its Subsidiaries and, to the Knowledge of First Defiance, no such investigation is in progress.

Section 4.24 Intellectual Property. Each of First Defiance and its Subsidiaries has the right and authority, and the Surviving Entity and its Subsidiaries will have the right and authority from and after the Effective Time, in each case free from Liens other than First Defiance Permitted Exceptions, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by First Defiance or its Subsidiaries as of the date hereof and as is necessary to enable them to conduct the businesses of First Defiance and its Subsidiaries in the manner presently conducted by them. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, to the Knowledge of First Defiance, such use does not conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 4.25 Investments.

(a) First Defiance or its Subsidiaries have good and marketable title in all material respects to all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by First Defiance or its Subsidiaries, other than, with respect to First Federal, in a fiduciary or agency capacity (the “First Defiance Investment Securities”), free and clear of any Liens except for First Defiance Permitted Exceptions and except to the extent such First Defiance Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of First Defiance or First Federal. The First Defiance Investment Securities are valued on the books of First Defiance and First Federal in accordance with GAAP in all material respects.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, (i) all Derivative Transactions, whether entered into for the account of First Defiance or any of its Subsidiaries or for the account of a customer of First Defiance or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable Legal Requirements and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by First Defiance and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions and (ii) all of such Derivative Transactions are legal, valid and binding obligations of First Defiance or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. First Defiance and its Subsidiaries have duly performed in all material respects their material obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of First Defiance, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 4.26 Information Provided to United Community. None of the information concerning First Defiance or any of its Subsidiaries that is provided or to be provided by First Defiance to United Community for inclusion or that is included in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the

First Defiance Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Notwithstanding the foregoing, First Defiance shall have no responsibility for the truth or accuracy of any information with respect to United Community or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 4.27 State Takeover Laws. The First Defiance Board has approved this Agreement and the Contemplated Transactions as required to render inapplicable to the Agreement and the Contemplated Transactions any applicable provisions of the Takeover Statutes.

Section 4.28 Tax-Free Reorganization. As of the date hereof, First Defiance does not know of any reason: (i) why it would not be able to deliver to counsel to First Defiance and counsel to United Community, at the date of the legal opinions referred to in Sections 8.7 and 9.7, certificates substantially in compliance with the IRS Guidelines, to enable counsel to First Defiance and counsel to United Community to deliver the legal opinions contemplated by Sections 8.7 and 9.7, respectively, and First Defiance hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to First Defiance would not be able to deliver the opinion required by Section 8.7. First Defiance will deliver such certificates to counsel to First Defiance and counsel to United Community.

Section 4.29 No Other Representations or Warranties. Except for the representations and warranties made by First Defiance in this Article 4, neither First Defiance nor any other Person makes any express or implied representation or warranty with respect to First Defiance, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Defiance hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither First Defiance nor any other Person makes or has made any representation or warranty to United Community or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to First Defiance, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by First Defiance in this Article 4, any oral or written information presented to United Community or any of its Affiliates or Representatives in the course of their due diligence investigation of First Defiance or the negotiation of this Agreement or in the course of the transactions contemplated hereby. First Defiance acknowledges and agrees that neither United Community nor any other Person has made or is making any express or implied representation or warranty with respect to United Community, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects other than those contained in Article 3.

ARTICLE 5

UNITED COMMUNITY’S COVENANTS

Section 5.1 Access and Investigation.

(a) Subject to any applicable Legal Requirement, First Defiance and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of United Community and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining United Community’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of First Defiance and United Community following the Effective Time. First Defiance and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of United Community and each of its Subsidiaries and of their respective financial and legal conditions as First Defiance shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of United Community or any of its Subsidiaries. United Community shall promptly provide First Defiance with copies of any management presentations regarding United Community’s financial statements that are provided in writing to the directors of United Community. Upon request, United Community and each of its Subsidiaries will furnish First Defiance or its Representatives attorneys’ responses to auditors’ requests for information regarding United Community or such Subsidiary, as the case may be, and such minutes of meetings of the board of directors or committees thereof, financial and operating data and other information reasonably requested by First Defiance (provided, such disclosure would not result in the waiver by United Community or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by First Defiance or any of its Representatives shall affect the representations and warranties made by United Community in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to First Defiance the disclosure of which, in United Community’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, United Community and First Defiance will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b) All information obtained by First Defiance in accordance with this Section 5.1 shall be treated in confidence as provided in that certain letter agreement dated April 24, 2017, by and among First Defiance, First Federal, United Community and Home Savings (the “Confidentiality Agreement”).

Section 5.2 Operation of United Community and United Community Subsidiaries.

(a) Except as set forth in the United Community Disclosure Schedules, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of First Defiance, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, United Community shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of United Community or First Defiance to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b) Except as set forth in the United Community Disclosure Schedules, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of First Defiance, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, United Community will not, and will cause each of its Subsidiaries not to:

(i) other than pursuant to the terms of any Contract to which United Community is a party that is outstanding on the date of this Agreement: (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of United Community Capital Stock or any security convertible into United Community Capital Stock except for issuances pursuant to the exercise or settlement of awards under United Community Stock Plans in accordance with their terms; (B) permit any additional shares of United Community Capital Stock to become subject to new grants, except for grants of equity awards or issuances of shares of United Community Capital Stock under United Community Benefit Plans in the Ordinary Course of Business; or (C) grant any registration rights with respect to shares of United Community Capital Stock;

(ii) (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of United Community Capital Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries); provided, however, that United Community shall be permitted to continue paying its regular quarterly dividend of $0.08 per share of United Community Common Stock consistent with past practice; or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of United Community Capital Stock (other than repurchases of shares of United Community Common Stock in the Ordinary Course of Business to satisfy obligations under United Community Benefit Plans or the acceptance of shares of United Community Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards in the Ordinary Course of Business);

(iii) in each case except for transactions in the Ordinary Course of Business, materially amend the terms of, waive any material rights under, terminate, knowingly violate the material terms of or enter into: (A) any United Community Material Contract (other than as permitted by Section 5.2(b)(ix)); or (B) any material restriction on the ability of United Community or its Subsidiaries to conduct its business as it is presently being conducted;

(iv) (A) enter into any new credit or new lending relationships greater than $15 million; or (B) make or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any United Community Loan, or amend or modify in any material respect any United Community Loan (including in any manner that would result in any additional extension of credit or principal forgiveness or effect any uncompensated release of collateral), outside the Ordinary Course of Business or in excess of the dollar-threshold limitations contained in United Community’s loan policy; with respect to clauses (A) and (B), without first giving First Defiance notice of such action at least three (3) business days in advance of such action (notwithstanding the provisions in Section 5.2(b), such lending activity described in this Section 5.2(b)(iv) shall not require the consent of First Defiance);

(v) sell, transfer, mortgage, encumber, license, or otherwise dispose of any of its assets, deposits, business or properties to any other entity (other than to United Community or a wholly-owned United Community Subsidiary), except for sales, transfers, mortgages, encumbrances, licenses, or other dispositions in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to United Community and its Subsidiaries, taken as a whole;

(vi) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity (other than United Community or a wholly-owned United Community Subsidiary) except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to United Community and its Subsidiaries, taken as a whole;

(vii) amend its articles of incorporation or its code of regulations, or similar governing documents of any of its Subsidiaries;

(viii) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(ix) except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any United Community Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of United Community or its Subsidiaries (collectively, the “United Community

Employees”), other than increases in the Ordinary Course of Business; (B) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any United Community Employee (or newly hired employees), director or shareholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any United Community Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any United Community Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any United Community Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(x) incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xi) enter into any material new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xii) settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not impose any material restriction on the business of United Community or its Subsidiaries;

(xiii) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xiv) make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return;

(xv) hire any employee with an annual salary in excess of $200,000; or

(xvi) agree to take, make any commitment to take, or adopt any resolutions of the United Community Board in support of, any of the actions prohibited by this Section 5.2.

(c) For purposes of Section 5.2(b) (other than as set forth in Section 5.2(b)(iv)), First Defiance’s consent shall be deemed to have been given if United Community has made a written request to Donald P. Hileman and John Reisner for permission to take any action otherwise prohibited by Section 5.2(b) and has provided First Defiance with information sufficient for First Defiance to make an informed decision with respect to such request, and First Defiance has failed to respond to such request within five (5) Business Days after First Defiance’s receipt of such request.

Section 5.3 Notice of Changes. United Community will give prompt notice to First Defiance of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on United Community; or (b) would cause or constitute a material breach of any of United Community’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, however, that a failure to comply with this Section 5.3 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 8 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 8 to be satisfied.

Section 5.4 Operating Functions. United Community and Home Savings shall cooperate with First Defiance and First Federal in connection with planning for the efficient and orderly combination of the parties and the operation of Home Savings and First Federal, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree. Without limiting the foregoing, United Community shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of United Community and First Defiance shall meet from time to time as United Community or First Defiance may reasonably request, to review the financial and operational affairs of United Community and Home Savings, and United Community shall give due consideration to First Defiance’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither First Defiance nor First Federal shall under any circumstance be permitted to exercise control of United Community, Home Savings or any of United Community’s other Subsidiaries prior to the Effective Time; (b) neither United Community nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither United Community nor any of its Subsidiaries shall be required to agree to or incur any material obligation or to terminate or amend any Contract, in each case that is not contingent upon the consummation of the Merger.

ARTICLE 6

FIRST DEFIANCE’S COVENANTS

Section 6.1 Access and Investigation.

(a) Subject to any applicable Legal Requirement, United Community and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of First Defiance and each of its Subsidiaries in accordance with the provisions of this Section 6.1(a) as shall be necessary for the purpose of determining First Defiance’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of First Defiance and United Community following the Effective Time. United Community and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of First Defiance and each of its Subsidiaries and of their respective financial and legal conditions as United Community shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of First Defiance or any of its Subsidiaries. First Defiance shall promptly provide United Community with copies of any management presentations regarding First Defiance’s financial statements that are provided in writing to the directors of First Defiance. Upon request, First Defiance and each of its Subsidiaries will furnish United Community or its Representatives attorneys’ responses to auditors’ requests for information regarding First Defiance or such Subsidiary, as the case may be, and such minutes of meetings of the board of directors or committees thereof, financial and operating data and other information reasonably requested by United Community (provided, such disclosure would not result in the waiver by First Defiance or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by United Community or any of its Representatives shall affect the representations and warranties made by First Defiance in this Agreement. This Section 6.1(a) shall not require the disclosure of any information to United Community the disclosure of which, in First Defiance’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, First Defiance and United Community will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b) All information obtained by United Community in accordance with this Section 6.1 shall be treated in confidence as provided in the Confidentiality Agreement.

Section 6.2 Operation of First Defiance and First Defiance Subsidiaries.

(a) Except as set forth in the First Defiance Disclosure Schedules, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of United Community, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, First Defiance shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of United Community or First Defiance to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b) Except as set forth in the First Defiance Disclosure Schedules, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of United Community, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, First Defiance will not, and will cause each of its Subsidiaries not to:

(i) other than pursuant to the terms of any Contract to which First Defiance is a party that is outstanding on the date of this Agreement: (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of First Defiance Capital Stock or any security convertible into First Defiance Capital Stock except for issuances pursuant to the exercise or settlement of awards under First Defiance Stock Plans in accordance with their terms; (B) permit any additional shares of First Defiance Capital Stock to become subject to new grants, except for grants of equity awards or issuances of shares of First Defiance Capital Stock under First Defiance Benefit Plans in the Ordinary Course of Business; or (C) grant any registration rights with respect to shares of First Defiance Capital Stock;

(ii) (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of First Defiance Capital Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries); provided, however, that First Defiance shall be permitted to continue paying its regular quarterly dividend of $0.19 per share of First Defiance Common Stock consistent with past practice; or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of First Defiance Capital Stock (other than repurchases of shares of First Defiance Common Stock in the Ordinary Course of Business to satisfy obligations under First Defiance Benefit Plans or the acceptance of shares of First Defiance Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards in the Ordinary Course of Business);

(iii) in each case except for transactions in the Ordinary Course of Business, materially amend the terms of, waive any material rights under, terminate, knowingly violate the material terms of or enter into: (A) any First Defiance Material Contract (other than as permitted by Section 6.2(b)(ix)); or (B) any material restriction on the ability of First Defiance or its Subsidiaries to conduct its business as it is presently being conducted;

(iv) (A) enter into any new credit or new lending relationships greater than $15 million; or (B) make or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any First Defiance Loan, or amend or modify in any material respect any First Defiance Loan (including in any manner that would result in any additional extension of credit or principal forgiveness or effect any uncompensated release of collateral), outside the Ordinary Course of Business or in excess of the dollar-threshold limitations contained in First Defiance’s loan policy; with respect to clauses (A) and (B), without first giving United Community notice of such action at least three (3) business days in advance of such action

(notwithstanding the provisions in Section 6.2(b), such lending activity described in this Section 6.2(b)(iv) shall not require the consent of United Community);

(v) sell, transfer, mortgage, encumber, license, or otherwise dispose of any of its assets, deposits, business or properties to any other entity (other than to First Defiance or a wholly-owned First Defiance Subsidiary), except for sales, transfers, mortgages, encumbrances, licenses, or other dispositions in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to First Defiance and its Subsidiaries, taken as a whole;

(vi) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity (other than First Defiance or a wholly-owned First Defiance Subsidiary) except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to First Defiance and its Subsidiaries, taken as a whole;

(vii) amend its articles of incorporation or its code of regulations, or similar governing documents of any of its Subsidiaries;

(viii) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(ix) except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any First Defiance Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of First Defiance or its Subsidiaries (collectively, the “First Defiance Employees”), other than increases in the Ordinary Course of Business; (B) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any First Defiance Employee (or newly hired employees), director or shareholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any First Defiance Benefit Plans, other than to accelerate such vesting or lapsing of outstanding First Defiance Equity Awards, effective as of the Effective Time, in the event that, in First Defiance’s sole discretion, it deems the Merger to constitute a change in control pursuant to Section 7.7(e); (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any First Defiance Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any First Defiance Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(x) incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xi) enter into any material new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xii) settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not impose any material restriction on the business of First Defiance or its Subsidiaries;

(xiii) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xiv) make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return;

(xv) hire any employee with an annual salary in excess of $200,000; or

(xvi) agree to take, make any commitment to take, or adopt any resolutions of the First Defiance Board in support of, any of the actions prohibited by this Section 6.2.

(c) For purposes of Section 6.2(b) (other than as set forth in Section 6.2(b)(iv)), United Community’s consent shall be deemed to have been given if First Defiance has made a written request to Gary M. Small and Jude J. Nohra for permission to take any action otherwise prohibited by Section 6.2(b) and has provided United Community with information sufficient for United Community to make an informed decision with respect to such request, and United Community has failed to respond to such request within five (5) Business Days after United Community’s receipt of such request.

Section 6.3 Notice of Changes. First Defiance will give prompt notice to United Community of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on First Defiance; or (b) would cause or constitute a material breach of any of First Defiance’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 9; provided, however, that a failure to comply with this Section 6.3 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 9 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 9 to be satisfied.

Section 6.4 Operating Functions. First Defiance and First Federal shall cooperate with United Community and Home Savings in connection with planning for the efficient and orderly combination of the parties and the operation of Home Savings and First Federal, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree. Without limiting the foregoing, First Defiance shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of United Community and First Defiance shall meet from time to time as United Community or First Defiance may reasonably request, to review the financial and operational affairs of First Defiance and First Federal, and First Defiance shall give due consideration to United Community’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither United Community nor Home Savings shall under any circumstance be permitted to exercise control of First Defiance, First Federal or any of First Defiance’s other Subsidiaries prior to the Effective Time; (b) neither First Defiance nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither First Defiance nor any of its Subsidiaries shall be required to agree to or incur any material obligation or to terminate or amend any Contract, in each case that is not contingent upon the consummation of the Merger.

Section 6.5 Indemnification.

(a) From and after the Effective Time, First Defiance shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of United Community or any of its Subsidiaries or fiduciary of United Community or any of its Subsidiaries under any United Community Benefit Plans or any Person who is or was serving at the request of United Community or any of its Subsidiaries as a director, officer, trustee or employee of another Person (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. To the extent permitted by applicable Legal Requirements, First Defiance shall also advance expenses incurred by an Indemnified Party in each such case, upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder. The parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the United Community’s or its Subsidiaries’ respective articles of incorporation, certificate of formation, charter, code of regulations, bylaws or operating agreement (or similar organizational documents) or in any indemnification agreement of United Community or its Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to First Defiance prior to the date of this Agreement shall survive the Contemplated Transactions, including the Merger, and shall continue in full force and effect in accordance with the terms thereof.

(b) For a period of six (6) years after the Effective Time, First Defiance shall maintain in effect United Community’s current directors’ and officers’ liability insurance covering each Person currently covered by United Community’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time; provided, that in no event shall First Defiance be required to expend annually in the aggregate an amount in excess of 300% of the amount of the current annual premiums paid by United Community as of the date hereof for such purpose and, if First Defiance is unable to maintain such policy (or substitute policy) as a result of this proviso, First Defiance shall obtain as much comparable insurance as is available and for as long a period of time as is available following the Effective Time by payment of such amount; provided further, that: (i) First Defiance may substitute therefor “tail” policies the terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than United Community’s existing policies as of the date hereof; or (ii) United Community may obtain such extended reporting period coverage under United Community’s existing insurance programs (to be effective as of the Effective Time).

(c) If First Defiance or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person; then, and in each such case, First Defiance shall cause proper provision to be made so that the successor and assign of First Defiance assumes the obligations set forth in this Section 6.5.

(d) The provisions of this Section 6.5 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 6.6 Authorization and Reservation of First Defiance Common Stock. The First Defiance Board shall authorize and reserve the maximum number of shares of First Defiance Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

Section 6.7 Stock Exchange Listing. First Defiance shall use its reasonable best efforts to cause all shares of First Defiance Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the Nasdaq Global Select Market prior to the Closing Date.

Section 6.8 Assumption of Debt Instruments. First Defiance agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Entity, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of United Community’s outstanding debt, subordinated debentures, guarantees, securities, and other agreements to the extent required by the terms of such debt, subordinated debentures, guarantees, securities, and other agreements.

ARTICLE 7

COVENANTS OF ALL PARTIES

Section 7.1 Regulatory Approvals.

(a) First Defiance and United Community and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, file, effect and obtain all Requisite Regulatory Approvals (and shall use reasonable best efforts to make such filings within 30 days of the date of this Agreement), and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of First Defiance and United Community will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. First Defiance and United Community will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.

(b) First Defiance and United Community shall use its reasonable best efforts to resolve any objection that may be asserted by any Regulatory Authority with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require First Defiance or United Community or any of their respective Subsidiaries, and neither First Defiance nor United Community nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the Requisite Regulatory Approvals that would after the Effective Time, reasonably be expected to have a material adverse effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger.

Section 7.2 SEC Registration. As soon as practicable following the date of this Agreement, United Community and First Defiance shall prepare the Joint Proxy Statement and the Registration Statement, and First Defiance shall file with the SEC, as soon as practicable following the date of this Agreement (and in any event no later than thirty (30) days following the date of this Agreement) the Registration Statement, in which the Joint Proxy Statement will be included. First Defiance shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. First Defiance shall also take any action required to be taken under any applicable Legal Requirement in connection with the First Defiance Stock Issuance, and each party shall furnish all information concerning itself and its shareholders as may be reasonably requested in connection with any such action. First Defiance will advise United Community, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of First Defiance Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and United Community will advise First Defiance, promptly after it receives notice thereof, of any request by the SEC to amend the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to United Community, First Defiance or any Subsidiary of United Community or First Defiance, respectively, or any change occurs with respect to information supplied by or on behalf of United Community or First Defiance, respectively, for inclusion in the Joint Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, United Community or First Defiance, as applicable, shall promptly notify the other of such event, and United Community or, First Defiance, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to United Community’s shareholders and to First Defiance’s shareholders. Each of United Community and First Defiance will cause the Joint Proxy Statement to be filed with the SEC and mailed to the shareholders of United Community and First Defiance, respectively, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act.

Section 7.3 Approvals of First Defiance Shareholders and United Community Shareholders. Each of First Defiance and United Community shall call, give notice of, convene and hold a meeting of its respective shareholders (the “First Defiance Meeting” and the “United Community Meeting,” respectively) as soon as reasonably practicable after the Registration Statement is declared effective for the purpose of obtaining the First Defiance Shareholder Approval and the approval by First Defiance shareholders to amend the First Defiance Articles of Incorporation to the extent required by applicable Legal Requirements pursuant to Section 7.14(a) (in the case of First Defiance) and the United Community Shareholder Approval (in the case of United Community), respectively, in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before a special meeting of shareholders to adopt or approve a merger agreement. Each of First Defiance Board and United Community Board shall use its reasonable best efforts to obtain from its respective shareholders the First Defiance Shareholder Approval and the approval to amend First Defiance Articles of Incorporation, in the case of First Defiance, and the United Community Shareholder Approval, in the case of United Community, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve or adopt (as applicable) this Agreement and the Contemplated Transactions. However, subject to Sections 7.9 and 7.10, if the First Defiance Board or United Community Board, after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to violate its fiduciary duties under applicable Legal Requirements to continue to recommend adoption or approval of this Agreement, then in submitting this Agreement, either the First Defiance Board or United Community Board (as applicable) may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event it may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that neither the First Defiance Board or the United Community Board may take any actions under this sentence unless (i) it gives the other party at least three (3) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a United Community Acquisition Proposal or First Defiance Acquisition Proposal, as applicable, the latest material terms and conditions of, and the identity of the third party making, any such United Community Acquisition Proposal or First Defiance Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, either the First Defiance Board or the United Community Board (as applicable) takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be reasonably likely to violate its fiduciary duties under applicable Legal Requirements to continue to recommend this Agreement. Any material amendment to any First Defiance Acquisition Proposal or United Community Acquisition Proposal, as applicable, will be deemed to be a new First Defiance Acquisition Proposal or United Community Acquisition Proposal for purposes of this Section 7.3 and will require a new notice period as referred to in this Section 7.3. First Defiance or United Community shall adjourn or postpone the First Defiance Meeting or the United Community Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of First Defiance Common Stock or United Community Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting First Defiance or United Community, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the First Defiance Shareholder Approval or the United Community Shareholder Approval, and subject to the terms and conditions of this Agreement, First Defiance or United Community, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the First Defiance Shareholder Approval or United Community Shareholder Approval. Notwithstanding anything to the contrary herein, and subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, each of the First Defiance Meeting and United Community Meeting shall be convened and this Agreement shall be submitted to the shareholders of First Defiance at the First Defiance Meeting and the shareholders of United Community at the United Community Meeting for the purpose of voting on the approval or adoption (as applicable) of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either First Defiance or United Community of such obligation. First Defiance and United Community shall use their reasonable best efforts to cooperate to hold the United Community Meeting and the First Defiance Meeting on the same day and at the same time as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

Section 7.4 Publicity. Neither United Community nor First Defiance shall, and neither United Community nor First Defiance shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of First Defiance, in the case of a proposed announcement, statement or disclosure by United Community, or United Community, in the case of a proposed announcement, statement or disclosure by First Defiance; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules.

Section 7.5 Reasonable Best Efforts; Cooperation. Each of First Defiance and United Community agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither First Defiance nor United Community will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of First Defiance and United Community will, and will cause each Subsidiary of First Defiance and United Community, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

Section 7.6 Reorganization. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Effective Time, each of United Community and First Defiance shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Following the Effective Time, neither First Defiance nor any Affiliate of First Defiance shall knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 7.7 Employees and Employee Benefits.

(a) All individuals who provide services to or are employed by United Community or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of First Defiance as of the Closing. For a period of one (1) year following the Effective Time (or, if shorter, the period that such Covered Employee or First Defiance Employee holds the position held by such Covered Employee or First Defiance Employee as of immediately prior to the Effective Time), First Defiance shall provide, or shall cause to be provided, to each Covered Employee and First Defiance Employee base compensation that is no less favorable than the base compensation provided to such Covered Employee or First Defiance Employee, respectively, immediately prior to the Effective Time.

(b) Without limiting the generality of Section 7.7(a) or the protections of any Covered Employee or First Defiance Employee contemplated by any other provision of this Section 7.7: (i) from and after the Effective Time, unless otherwise mutually determined by United Community and First Defiance, the United Community Benefit Plans and First Defiance Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of United Community and First Defiance (and their respective Subsidiaries), respectively, covered by such plans at the Effective Time who continue to be employed by the Surviving Entity or its Subsidiaries after the Effective Time until such time as the Surviving Entity shall, subject to applicable Legal Requirements and the terms of such plans, modify any existing plans or adopt new benefit plans with respect to employees of the Surviving Entity and its Subsidiaries (collectively, the “New Plans”); (ii) prior to the Effective Time, United Community and First Defiance shall cooperate in reviewing, evaluating and analyzing the United Community Benefit Plans and First Defiance Benefit Plans with a view toward developing appropriate New Plans for the employees covered thereby; and (iii) it is the intention of United Community and First Defiance, to the extent permitted by applicable Legal Requirements, to develop New Plans (including amending existing plans), as soon as reasonably practicable after the Effective Time, which, among other things, (x) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (y) do not discriminate between employees who were covered by United Community Benefit Plans, on the one hand, and those covered by First Defiance Benefit Plans on the other hand, at the Effective Time.

(c) For all purposes under the New Plans, each Covered Employee and each First Defiance Employee shall be credited with his or her years of service with United Community and First Defiance, their Subsidiaries and their respective predecessors, respectively, to the same extent as such Covered Employee or First Defiance Employee was entitled to credit for such service under any applicable United Community Benefit Plan or First Defiance Benefit Plan, respectively, in which such Covered Employee or First Defiance Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(d) In addition, and without limiting the generality of the foregoing, as of the Transition Date: (i) each Covered Employee and First Defiance Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable United Community Benefit Plan or First Defiance Benefit Plan, respectively, in which such Covered Employee or First Defiance Employee was participating immediately prior to the Transition Date (such United Community Benefit Plans and First Defiance Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee or First Defiance Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee or First Defiance Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee or First Defiance Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee or First Defiance Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee or First Defiance Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) Notwithstanding any other provision of this Agreement to the contrary, from and following the Closing, First Defiance shall assume and honor the obligations of United Community and its Subsidiaries under all employment, severance, change in control, consulting, and other similar plans, programs, agreements, arrangements, policies and practices (“Severance Plans”) in accordance with their terms. First Defiance and United Community hereby agree that the Merger shall constitute or be deemed a “change in control” (or concept of similar import) for purposes of the United Community Benefit Plans, including Severance Plans and United Community Stock Plans, and that First Defiance may, in First Defiance’s sole discretion, deem the Merger a “change in control” (or concept of similar import) for purposes of the First Defiance Benefit Plans. With respect to a Covered Employee or First Defiance Employee who does not have contractual severance or termination protections and whose employment is terminated between the Closing Date and the first anniversary thereof, First Defiance shall provide severance protections consistent with the terms of a severance plan or policy to be developed by First Defiance and United Community between the date hereof and the Closing Date or, if no such plan or policy is adopted, First Defiance shall provide severance benefits on terms consistent with the Severance Plan applicable to such employee immediately prior to Closing or, if more favorable, the Severance Plan applicable to similarly situated employees of First Defiance (in the case of a Covered Employee) or United Community (in the case of an First Defiance Employee) immediately prior to Closing, determined without taking into account any reduction after the Closing in compensation paid to such Covered Employee.

(f) As mutually determined by the parties, First Defiance shall provide outplacement services to eligible Covered Employees and First Defiance Employees who are terminated following the Merger due to relocation or consolidation of operations.

(g) Nothing in this Agreement shall confer upon any employee, director or consultant of United Community, First Defiance or their respective Subsidiaries or Affiliates any right to continue in the employ or service of United Community, First Defiance or their respective Subsidiaries or Affiliates, or shall interfere with or restrict in any way the rights of the United Community, First Defiance or their respective Subsidiaries or Affiliates to discharge or terminate the services of any employee, director or consultant at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any United Community Benefit Plan, First Defiance Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the United Community, First Defiance or their respective Subsidiaries or Affiliates to amend, modify or terminate any United Community Benefit Plan, First Defiance Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting Section 11.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any current or former employee, director or other service provider (or any beneficiary of the foregoing) of United Community, First Defiance or their respective Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.8 Section 16 Matters. Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any disposition of shares of United Community Capital Stock or conversion of any derivative securities in respect of shares of United Community Capital Stock in connection with the consummation of the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9 United Community Acquisition Proposals.

(a) United Community agrees that it will not, and will cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any United Community Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any United Community Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any United Community Acquisition Proposal, except to notify a person that has made or, to the Knowledge of United Community, is making any inquiries with respect to, or is considering making, a United Community Acquisition Proposal of the existence of the provisions of this Section 7.9(a); provided that, prior to obtaining the United Community Shareholder Approval, in the event United Community receives an unsolicited bona fide written United Community Acquisition Proposal after the date of this Agreement and United Community Board concludes in good faith (after receiving the advice of its outside counsel and with respect to financial matters, its financial advisors) that such United Community Acquisition Proposal constitutes or would be reasonably likely to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that United Community Board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable Legal Requirements; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, United Community shall have provided such information to First Defiance and entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such third party with any exclusive right to negotiate with United Community. United Community will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than First Defiance with respect to any United Community Acquisition Proposal. United Community will promptly (within twenty-four (24) hours) advise First Defiance following receipt of any United Community Acquisition Proposal or any inquiry which could reasonably be expected to lead to a United Community Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or United Community Acquisition Proposal), and will keep First Defiance reasonably apprised (and in any event within twenty-four (24) hours) of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or United Community Acquisition Proposal. United Community shall (A) withdraw and terminate access that was granted to any person (other than the parties to this Agreement and their respective affiliates and Representatives) to any “data room” (virtual or physical) that was established in connection with a United Community Acquisition Proposal prior to the date of this Agreement and (B) use its reasonable best efforts to enforce and not waive or amend any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof, unless solely in the case of this clause (B) the United Community Board of Directors determines in good faith that failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable Legal Requirements, in which event United Community may waive or amend such confidentiality or standstill agreement solely to the extent necessary to permit a third party to make, on a confidential basis to the Board of Directors, a United Community Acquisition Proposal. During the term of this Agreement, United Community shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement relating to a United Community Acquisition Proposal (other than an Acceptable Confidentiality Agreement). As used in this Agreement, “United

Community Acquisition Proposal” shall mean other than the Contemplated Transactions, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of United Community and its Subsidiaries or 25% or more of any class of equity or voting securities of United Community or of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of United Community, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of United Community or of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of United Community, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving United Community or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of United Community. United Community shall use its reasonable best efforts, subject to applicable Legal Requirements, to, within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than First Defiance and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. As used in this Agreement, “United Community Superior Proposal” shall mean a bona fide written United Community Acquisition Proposal that the United Community Board concludes in good faith to be more favorable to its shareholders than the Merger and the other Contemplated Transactions, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel) financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Legal Requirements; provided, that for purposes of the definition of “United Community Superior Proposal,” the reference to “25%” in the definition of United Community Acquisition Proposal shall be deemed to be references to “a majority.”

(b) Nothing contained in this Agreement shall prevent United Community or the United Community Board from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to a United Community Acquisition Proposal or from making any legally required disclosure to United Community’s shareholders; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

Section 7.10 First Defiance Acquisition Proposals.

(a) First Defiance agrees that it will not, and will cause its Subsidiaries and use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any First Defiance Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any First Defiance Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any First Defiance Acquisition Proposal, except to notify a person that has made or, to the Knowledge of First Defiance, is making any inquiries with respect to, or is considering making, an First Defiance Acquisition Proposal of the existence of the provisions of this Section 7.10(c); provided that, prior to obtaining the First Defiance Shareholder Approval, in the event First Defiance receives an unsolicited bona fide written First Defiance Acquisition Proposal after the date of this Agreement and First Defiance Board concludes in good faith (after receiving the advice of its outside counsel and with respect to financial matters, its financial advisors) that such First Defiance Acquisition Proposal constitutes or would be reasonably likely to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that First Defiance Board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable Legal Requirements; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, First Defiance shall have provided such information to United Community and entered into an Acceptable Confidentiality Agreement with such third party, which confidentiality agreement shall not provide such third party with any exclusive right to negotiate with First Defiance. First Defiance will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than United Community with respect to any First Defiance Acquisition Proposal. First Defiance will promptly (within twenty-four (24) hours) advise United Community following receipt of any First Defiance Acquisition Proposal or any inquiry which could reasonably be expected to lead to an First Defiance Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or First Defiance Acquisition Proposal), and will keep United Community reasonably apprised (and in any event within twenty-four (24) hours) of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or First Defiance Acquisition Proposal. First Defiance shall (A) withdraw and terminate access that was granted to any person (other than the parties to this Agreement and their respective affiliates and Representatives) to any “data room” (virtual or physical) that was established in connection with an First Defiance Acquisition Proposal prior to the date of this Agreement and (B) use its reasonable best efforts to enforce and not waive or amend any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof, unless solely in the case of this clause (B) the First Defiance Board of Directors determines in good faith that failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable Legal Requirements, in which event First Defiance may waive or amend such confidentiality or standstill agreement solely to the extent necessary to permit a third party to make, on a confidential basis to the Board of Directors, an First Defiance Acquisition Proposal. During the term of this Agreement, First Defiance shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement with respect to an First Defiance Acquisition Proposal (other than an Acceptable Confidentiality Agreement). As used in this Agreement, “First Defiance Acquisition Proposal” shall mean, other than the Contemplated Transactions, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of First Defiance and its Subsidiaries or 25% or more of any class of equity or voting securities of First Defiance or of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of First Defiance, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of First Defiance or of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of First Defiance, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving First Defiance or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of First Defiance. First Defiance shall use its reasonable best efforts, subject to applicable Legal Requirements, to, within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than United Community and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. As used in this Agreement, “First Defiance Superior Proposal” shall mean a bona fide written First Defiance Acquisition Proposal that First Defiance Board concludes in good faith to be more favorable to its shareholders than the Merger and the other Contemplated Transactions, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel) financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Legal Requirements; provided, that for purposes of the definition of “First Defiance Superior Proposal,” the reference to “25%” in the definition of First Defiance Acquisition Proposal shall be deemed to be references to “a majority.”

(b) Nothing contained in this Agreement shall prevent First Defiance or First Defiance Board from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an First Defiance Acquisition Proposal or from making any legally required disclosure to First Defiance’s shareholders; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

Section 7.11 Restructuring Efforts. If either United Community or First Defiance shall have failed to obtain the United Community Shareholder Approval or the First Defiance Shareholder Approval at the duly convened United Community Meeting or First Defiance Meeting, as applicable, or any adjournment or postponement thereof, each of the parties to this Agreement shall in good faith use its reasonable best efforts to negotiate a restructuring of the Contemplated Transactions (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio, the amount or kind of the consideration to be issued to holders of the capital stock of United Community as provided for in this Agreement, or any term that would adversely affect the tax treatment of the Contemplated Transactions, in a manner adverse to such party or its shareholders or shareholders (as applicable)) and/or resubmit this Agreement and/or the Contemplated Transactions (or as restructured pursuant to this Section 7.11) to its respective shareholders for adoption.

Section 7.12 Takeover Statutes. None of United Community, First Defiance or their respective boards of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other Contemplated Transactions, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other Contemplated Transactions from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Contemplated Transactions, each party to this Agreement and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Contemplated Transactions, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

Section 7.13 Shareholder Litigation. Each of United Community and First Defiance shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against United Community or First Defiance, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.

Section 7.14 Corporate Governance.

(a) Prior to the Effective Time First Defiance shall take all actions necessary to adopt the articles of incorporation set forth in Exhibit A effective as of and from and after the Effective Time, subject to the approval by First Defiance shareholders of such amendments to the First Defiance Articles of Incorporation to the extent required under applicable Legal Requirements and without limitation to Section 7.3.

(b) Prior to the Effective Time, First Defiance shall take all actions necessary to adopt the code of regulations set forth in Exhibit B effective as of and from and after the Effective Time and to effect the requirements referenced therein.

(c) On or prior to the Effective Time, the First Defiance Board of Directors shall take such actions as are necessary to cause the number of directors that will comprise the full board of directors of the Surviving Entity and First Federal at the Effective Time to be thirteen (13), consisting of (i) the chief executive officer of First Defiance, the chairman of First Defiance and five other members of the First Defiance Board and/or First Federal Board as of immediately prior to the Effective Time, designated by First Defiance, and (ii) the chief executive officer of United Community, the chairman of United Community and four other members of the United Community Board and/or Home Savings Board as of immediately prior to the Effective Time, designated by United Community, to be effective at the Effective Time.

(d) On or prior to the Effective Time, the First Defiance Board shall take such actions as are necessary to cause (i) Donald P. Hileman to continue to serve as the Chief Executive Officer of the Surviving Entity and First Federal, (ii) Gary M. Small to become the President of the Surviving Entity and First Federal, (iii) John L. Bookmyer to continue to serve as Chairman of the Surviving Entity and First Federal and (iv) Richard J. Schiraldi shall become Vice Chairman of the Surviving Entity and First Federal. In accordance with the code of regulations of the Surviving Entity, on a date during the period commencing January 1, 2021 and ending June 30, 2021 as determined by the board of directors of the Surviving Entity, or any such earlier date as of which Mr. Hileman ceases for any reason to serve in the position of Chief Executive Officer of the Surviving Entity or First Federal, as applicable (any such date, the “Succession Date”, (i) Mr. Small shall become Chief Executive Officer and President of the Surviving Entity and First Federal, (ii) Mr. Hileman shall become Executive Chairman of the Surviving Entity and First Federal and (iii) Mr. Schiraldi shall continue as Vice Chairman of the Surviving Entity and First Federal.

(e) On or prior to the Effective Time, First Defiance shall take all actions necessary to adopt amendments to its corporate governance guidelines effective as of and from and after the Effective Time that are consistent with the provisions of this Section 7.14 and are mutually agreed by United Community and First Defiance, including as set forth on Section 7.14(e) of the First Defiance Disclosure Schedules.

(f) As of and from the Effective Time, the headquarters of the Surviving Corporation will be located in Defiance, Ohio, and the main office of First Federal will be located in Youngstown, Ohio.

(g) As of and from the Effective Time, the name of the Surviving Entity and the name of First Federal will each be a name to be mutually agreed upon by First Defiance and United Community prior to the Closing Date.

Section 7.15 Commitments to the Community. Following the Effective Time, the Surviving Entity will maintain the level of philanthropic and community investment provided by each of First Defiance and United Community in their respective communities prior to the Effective Time.

Section 7.16 Dividends. After the date of this Agreement, each of United Community and First Defiance shall coordinate with the other the declaration of any dividends in respect of the United Community Common Stock and the First Defiance Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties to this Agreement that holders of United Community Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of United Community Common Stock and any shares of First Defiance Common Stock any such holder receives in exchange therefor in the Merger.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF FIRST DEFIANCE

The obligations of First Defiance to consummate the Contemplated Transactions and to take the other actions required to be taken by First Defiance at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by First Defiance in whole or in part, subject to applicable Legal Requirements):

Section 8.1 Accuracy of Representations and Warranties. For purposes of this Section 8.1, the accuracy of the representations and warranties of United Community set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 3.3 and Section 3.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of United Community set forth in this Agreement (other than the representations set forth in Section 3.3 and Section 3.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably expected to have, a Material Adverse Effect on United Community; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

Section 8.2 Performance by United Community. United Community shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3 Shareholder Approvals. Each of the United Community Shareholder Approval and the First Defiance Shareholder Approval shall have been obtained.

Section 8.4 Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger.

Section 8.5 Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose and not withdrawn.

Section 8.6 Officers’ Certificate. First Defiance shall have received a certificate signed on behalf of United Community by an executive officer of United Community certifying as to the matters set forth in Sections 8.1 and 8.2.

Section 8.7 Tax Opinion. First Defiance shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to First Defiance, in form and substance reasonably satisfactory to United Community and First Defiance, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 8.8 Stock Exchange Listing. The shares of First Defiance Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Section 8.9 No Material Adverse Effect. From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of

United Community or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on United Community.

Section 8.10 No Legal Restraint. No order, injunction or decree issued by any court or Regulatory Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other Contemplated Transactions shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other Contemplated Transactions.

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF UNITED COMMUNITY

The obligations of United Community to consummate the Contemplated Transactions and to take the other actions required to be taken by United Community at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by United Community, in whole or in part):

Section 9.1 Accuracy of Representations and Warranties. For purposes of this Section 9.1, the accuracy of the representations and warranties of First Defiance set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 4.3 and Section 4.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of First Defiance set forth in this Agreement (other than the representations set forth in Section 4.3 and Section 4.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably expected to have, a Material Adverse Effect on First Defiance; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

Section 9.2 Performance by First Defiance. First Defiance shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 9.3 Shareholder Approvals. Each of the United Community Shareholder Approval and the First Defiance Shareholder Approval shall have been obtained.

Section 9.4 Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger.

Section 9.5 Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 9.6 Officers’ Certificate. United Community shall have received a certificate signed on behalf of First Defiance by an executive officer of First Defiance certifying as to the matters set forth in Sections 9.1 and 9.2.

Section 9.7 Tax Opinion. United Community shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, tax counsel to United Community, in form and substance reasonably satisfactory to United Community and First Defiance, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 9.8 Stock Exchange Listing. The shares of First Defiance Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Section 9.9 No Material Adverse Effect. From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of First Defiance or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on First Defiance.

Section 9.10 No Legal Restraint. No order, injunction or decree issued by any court or Regulatory Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other Contemplated Transactions shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other Contemplated Transactions.

ARTICLE 10

TERMINATION

Section 10.1 Termination of Agreement. This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of United Community or First Defiance:

(a) by mutual consent of First Defiance and United Community, each evidenced by appropriate written board resolutions;

(b) by First Defiance if United Community shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured within forty-five (45) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, that First Defiance is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(c) by United Community if First Defiance shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured within forty-five (45) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform, provided, that United Community is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(d) by First Defiance or United Community if: any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any such event described above;

(e) by First Defiance or United Community if the Effective Time shall not have occurred at or before the date that is one (1) year following the Agreement date (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(f) by First Defiance or United Community if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any such event described above;

(g) by United Community prior to such time as the First Defiance Shareholder Approval is obtained, if (i) First Defiance Board shall have (A) failed to recommend in the Joint Proxy Statement that the shareholders of First Defiance adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to United Community, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an First Defiance Acquisition Proposal that has been publicly disclosed within ten (10) Business Days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof or (B) recommended or endorsed an First Defiance Acquisition Proposal or failed to issue a press release reaffirming its recommendation that the shareholders of United Community adopt this Agreement within ten (10) Business Days after an First Defiance Acquisition Proposal is publicly announced or (ii) First Defiance or the First Defiance Board has breached its obligations under Section 7.3 or 7.10 in any material respect; or

(h) by First Defiance prior to such time as the United Community Shareholder Approval is obtained, if (i) the United Community Board shall have (A) failed to recommend in the Joint Proxy Statement that the shareholders of United Community adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to First Defiance, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting a United Community Acquisition Proposal that has been publicly disclosed within ten (10) Business Days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof or (B) recommended or endorsed a United Community Acquisition Proposal or failed to issue a press release reaffirming its recommendation that the shareholders of United Community adopt this Agreement within ten (10) Business Days after a United Community Acquisition Proposal is publicly announced, or (ii) United Community or the United Community Board has breached its obligations under Section 7.3 or Section 7.9 in any material respect.

Section 10.2 Effect of Termination or Abandonment.

(a) In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or shareholders, except that: (i) the Confidentiality Agreement, this Section 10.2 and Article 11 shall survive such termination and abandonment; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither First Defiance nor United Community shall be relieved or released from any liabilities or damages arising out of fraud or its Willful Breach of any provision of this Agreement occurring prior to termination. “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide United Community Acquisition Proposal shall have been made known to senior management of United Community or United Community Board or has been made directly to its shareholders generally or any person shall have publicly announced a United Community Acquisition Proposal (and not withdrawn such United Community Acquisition Proposal at least two (2) Business Days prior to the United Community Meeting) and (i) thereafter this Agreement is terminated by either First Defiance or United Community pursuant to Section 10.1(e) without the United Community Shareholder Approval having been obtained (and all other conditions set forth in Article 9 were satisfied or capable of being satisfied prior to such termination) or (ii) thereafter this Agreement is terminated by First Defiance pursuant to Section 10.1(b) as a result of a Willful Breach and (iii) prior to the date that is twelve (12) months after the date of such termination, United Community enters into a definitive agreement or consummates a transaction with respect to a United Community Acquisition Proposal (whether or not the same United Community Acquisition Proposal as that referred to above), then United Community shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay First Defiance, by wire transfer of same day funds, a fee equal to $18,400,000 (the “Termination Fee”); provided that for purposes of this Section 10.2(b), all references in the definition of United Community Acquisition Proposal to “25%” shall instead refer to “50%”.

(c) In the event that this Agreement is terminated by First Defiance pursuant to Section 10.1(h), then United Community shall pay First Defiance, by wire transfer of same day funds, the Termination Fee on the date of termination.

(d) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide First Defiance Acquisition Proposal shall have been made known to senior management of First Defiance or First Defiance Board or has been made directly to its shareholders generally or any person shall have publicly announced an First Defiance Acquisition Proposal (and not withdrawn such First Defiance Acquisition Proposal at least two (2) Business Days prior to the First Defiance Meeting) and (i) thereafter this Agreement is terminated by either First Defiance or United Community pursuant to Section 10.1(e) without the First Defiance Shareholder Approval having been obtained (and all other conditions set forth in Article 8 were satisfied or capable of being satisfied prior to such termination) or (ii) thereafter this Agreement is terminated by United Community pursuant to Section 10.1(c) as a result of a Willful Breach and (iii) prior to the date that is twelve (12) months after the date of such termination, First Defiance enters into a definitive agreement or consummates a transaction with respect to an First Defiance Acquisition Proposal (whether or not the same First Defiance Acquisition Proposal as that referred to above), then First Defiance shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay United Community, by wire transfer of same day funds, the Termination Fee; provided that for purposes of this Section 10.2(d), all references in the definition of First Defiance Acquisition Proposal to “25%” shall instead refer to “50%”.

(e) In the event that this Agreement is terminated by United Community pursuant to Section 10.1(g), then First Defiance shall pay United Community, by wire transfer of same day funds, the Termination Fee on the date of termination.

(f) Notwithstanding anything to the contrary herein, but without limiting the right of either party to recover liabilities or damages arising out of the other party’s fraud or Willful Breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 10.1 under circumstances where the Termination Fee is payable and paid in full, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party to this Agreement under this Section 10.2 shall be equal to the Termination Fee, and neither United Community nor First Defiance shall be required to pay the Termination Fee on more than one occasion.

(g) Each of First Defiance and United Community acknowledges that the agreements contained in this Section 10.2 are an integral part of the Contemplated Transactions, and that, without these agreements, the other party would not enter into this Agreement;

accordingly, if First Defiance or United Community fails promptly to pay the amount due pursuant to this Section 10.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if First Defiance or United Community, as the case may be, fails to pay the amounts payable pursuant to this Section 10.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by First Defiance and United Community, as applicable, pursuant to Section 10.2, as applicable, constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach of this Agreement, shall be the sole monetary remedy of United Community and First Defiance, as applicable, in the event of a termination of this Agreement specified in such section under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Survival. Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2 Governing Law; Jurisdiction.

(a) All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the laws of the State of Ohio applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the courts of the State of Ohio (or, if such court determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Ohio) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.9.

Section 11.3 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE

EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BANK MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3.

Section 11.4 Cumulative Remedies; Specific Performance. All rights and remedies under this Agreement or otherwise afforded by applicable Legal Requirements to any party, shall be cumulative and not alternative. Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement in accordance with its specific terms, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and irreparable damage would occur and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure. Each of the parties hereby further waives any requirement under applicable Legal Requirements to post security as a prerequisite to obtaining equitable relief.

Section 11.5 Expenses. Each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby, whether or not such transactions are consummated, including all fees and expenses of such party’s Representatives.

Section 11.6 Assignments, Successors and No Third Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for (a) Section 6.5 and (b) from and after the Effective Time, the rights of the holders of shares of United Community Common Stock to receive the Merger Consideration and the holders of United Community Equity Awards to receive the consideration set forth in Section 2.5, in each case in accordance with the terms of and subject to the conditions of this Agreement, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.8 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.7 Modification. This Agreement may be amended, modified or supplemented by the parties at any time before or after the United Community Shareholder Approval and/or First Defiance Shareholder Approval is obtained; provided, however, that after the United Community Shareholder Approval and/or First Defiance Shareholder Approval is obtained, there may not be, without further approval of United Community’s and/or First Defiance’s shareholders, respectively, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.8 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements: (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.9 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or electronic mail (if confirmed) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to First Defiance, to:

First Defiance Financial Corp.

601 Clinton Street

Defiance, Ohio 43512

Electronic mail:     dhileman@first-fed.com

                                jreisner@first-fed.com

Attention:     Donald P. Hileman, President and Chief Executive Officer

                      John Reisner, General Counsel

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street

Suite 3900

Chicago, Illinois 60606

Electronic mail:     robert.fleetwood@bfkn.com

Attention:     Robert M. Fleetwood, Esq.

If to United Community, to:

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503-1203

Electronic mail:     gsmall@homesavings.com

                                jnohra@homesavings.com

Attention:     Gary M. Small, President and Chief Executive Officer

                      Jude J. Nohra, General Counsel

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Electronic mail:     EDHerlihy@wlrk.com

                                BCPrice@wlrk.com

Attention:     Edward D. Herlihy, Esq.

                     Brandon C. Price, Esq.

or to such other Person or place as United Community shall furnish to First Defiance or First Defiance shall furnish to United Community in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand or electronic mail, when delivered (provided that the receipt of electronic mail is promptly confirmed); (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; and (c) if mailed in the manner provided in this Section 11.9, five (5) Business Days after deposit with the U.S. Postal Service.

Section 11.10 Entire Agreement. This Agreement, the schedules, the exhibits and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 11.12 Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 11.13 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Regulatory Authority by any party to this Agreement to the extent prohibited by applicable Legal Requirements. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

ARTICLE 12

DEFINITIONS

Section 12.1 Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(b) “Business Day” means any day except Saturday, Sunday and any day on which banks in Ohio are authorized or required by law or other government action to close.

(c) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger, (iii) the performance by First Defiance and United Community of their respective covenants and obligations under this Agreement; and (iv) First Defiance’s issuance of shares of First Defiance Common Stock pursuant to the Registration Statement and cash in lieu of fractional shares of First Defiance Common Stock.

(d) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(e) “Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(f) “CRA” means the Community Reinvestment Act, as amended.

(g) “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.

(h) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(i) “DOL” means the U.S. Department of Labor.

(j) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

(k) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of United Community or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(l) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “FDIC” means the Federal Deposit Insurance Corporation.

(o) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(p) “First Defiance Articles of Incorporation” means the articles of incorporation of First Defiance, as amended.

(q) “First Defiance Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by First Defiance or any of its Subsidiaries or any First Defiance ERISA Affiliate or under which any current or former employee, director, agent or independent contractor of First Defiance or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has payment or other benefit rights, and for which First Defiance or any of its Subsidiaries has or may have liability, including by reason of having an First Defiance ERISA Affiliate.

(r) “First Defiance Board” means the board of directors of First Defiance.

(s) “First Defiance Capital Stock” means the First Defiance Common Stock and the First Defiance Preferred Stock, collectively.

(t) “First Defiance Code of Regulations” means the code of regulations of First Defiance, as amended.

(u) “First Defiance Common Stock” means the common stock, $0.01 par value per share, of First Defiance.

(v) “First Defiance Common Stock Price” means the volume weighted average closing price of First Defiance Common Stock on the Nasdaq Global Select Market over the ten (10) trading day period ending on the specified date.

(w) “First Defiance Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under an First Defiance Stock Plan.

(x) “First Defiance ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with First Defiance or any of its Subsidiaries for purposes of Section 414 of the Code.

(y) “First Defiance Preferred Stock” means the preferred stock, $0.01 per value per share, of First Defiance.

(z) “First Defiance Stock Plans” means any of the following: the First Defiance 2018 Equity Incentive Plan, the First Defiance 2010 Equity Incentive Plan, the First Defiance 2008 Long Term Incentive Compensation Plan, the First Defiance 2005 Stock Option and Incentive Plan, or the First Defiance 2001 Stock Option and Incentive Plan, or the First Defiance Employee Investment Plan.

(aa) “First Defiance SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by First Defiance with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder.

(a) “First Defiance Shareholder Approval” means (i) the adoption of this Agreement by the shareholders of First Defiance by the affirmative vote of two-thirds of the outstanding shares of First Defiance Common Stock, and (ii) the amendment to the First Defiance Code of Regulations, by the shareholders of First Defiance by the affirmative vote of a majority of the outstanding shares of First Defiance Common Stock.

(b) “First Defiance Stock Issuance” means the issuance of the First Defiance Common Stock pursuant to this Agreement.

(c) “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

(d) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(e) “IRS” means the U.S. Internal Revenue Service.

(f) “Joint Proxy Statement” means a joint proxy statement/prospectus prepared by First Defiance and United Community for use in connection with the United Community Meeting and the First Defiance Meeting, all in accordance with the rules and regulations of the SEC.

(g) “Knowledge” means the actual knowledge of the officers of First Defiance listed on Section 12.1 of the First Defiance Disclosure Schedules or the officers of United Community listed on Section 12.1 of the United Community Disclosure Schedules, as the context requires.

(h) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(i) “Lien” means any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.

(j) “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions by the Termination Date; provided that, in the case of clause (i) only, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) floods, hurricanes, tornados, earthquakes, fires or other natural disasters; (F) any failure by First Defiance or United Community, as applicable, to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period or any changes in the trading price or trading volume of United Community Common Stock or the First Defiance Common Stock, as applicable (it being understood and agreed that the facts and circumstances giving rise to such failure or such changes that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (H) the effects of the public disclosure or pendency of this Agreement and the actions expressly permitted or required by this Agreement (other than, in the case of United Community, pursuant to Section 5.2(a) and, in the case of First Defiance, Section 6.2(a)) or that are taken at the written request of, or with the prior written consent of, the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; and (I) any shareholder litigation against United Community or First Defiance, as applicable, or any of their respective directors or officers related to the Contemplated Transactions; except with respect to clauses (A), (B), (C), (D) and (E), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(k) “Nasdaq Rules” means the listing rules of the Nasdaq Global Select Market.

(l) “OGCL” means the Ohio General Corporation Law, as amended.

(m) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(n) “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(o) “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(p) “Outstanding United Community Shares” means the shares of United Community Common Stock issued and outstanding immediately prior to the Effective Time.

(q) “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

(r) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(s) “Previously Disclosed” means information (i) set forth by United Community or First Defiance in the applicable paragraph of its Schedules, or any other paragraph of its Schedules (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Schedule is also applicable to the section of this Agreement in question), (ii) uploaded to and made available to First Defiance or United Community and its Representatives in the online data room hosted on behalf of United Community or First Defiance, as applicable, in connection with the Contemplated Transactions or (iii) filed by a party with the SEC and publicly available on EDGAR, in each case of (ii) and (iii) at least one day prior to the date hereof.

(t) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(u) “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of First Defiance Common Stock to be issued pursuant to this Agreement, which shall include the Joint Proxy Statement.

(v) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over United Community, First Defiance, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(w) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(x) “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from (i) the Federal Reserve, the FDIC and the Ohio Division of Financial Institutions and (ii) as set forth in Section 3.4(b) of the United Community Disclosure Schedules or Section 4.4(b) of the First Defiance Disclosure Schedules, in each case of (i) and (ii) that are necessary to consummate the Merger, Bank Merger and the other Contemplated Transactions.

(y) “SEC” means the Securities and Exchange Commission.

(z) “Securities Act” means the Securities Act of 1933, as amended.

(aa) “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.

(bb) “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(cc) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(dd) “Transition Date” means, with respect to any Covered Employee, the date First Defiance commences providing benefits to such employee with respect to each New Plan.

(ee) “United Community Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by United Community or any of its Subsidiaries or any United Community ERISA Affiliate or under which any current or former employee, director, agent or independent contractor of United Community or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has payment or other benefit rights, and for which United Community or any of its Subsidiaries has or may have liability, including by reason of having a United Community ERISA Affiliate.

(ff) “United Community Board” means the board of directors of United Community.

(gg) “United Community Capital Stock” means the United Community Common Stock and the United Community Preferred Stock, collectively.

(hh) “United Community Articles of Incorporation” means the articles of incorporation of United Community, as amended.

(ii) “United Community Code of Regulations” means the code of regulations of United Community, as amended.

(jj) “United Community Common Stock” means the common stock, no par value per share, of United Community.

(kk) “United Community Equity Award” means any outstanding United Community Stock Option, United Community PSU Award, United Community Restricted Stock Award, or other equity award granted under a United Community Stock Plan.

(ll) “United Community ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with United Community or any of its Subsidiaries for purposes of Section 414 of the Code.

(mm) “United Community Preferred Stock” means the preferred stock, no par value per share, of United Community.

(nn) “United Community Stock Plans” means any of the following: the United Community 2015 Long Term Incentive Compensation Plan, the United Community 2007 Long Term Incentive Compensation Plan or the United Community 1999 Long Term Incentive Compensation Plan.

(oo) “United Community SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by United Community with the SEC under the Securities Act, the Exchange Act, or the rules and regulations of the SEC thereunder.

(pp) “United Community Shareholder Approval” means the adoption of this Agreement by the shareholders of United Community by the affirmative vote of two-thirds of the outstanding shares of United Community’s Common Stock.

(qq) “U.S.” means the United States of America.

Section 12.2 Principles of Construction.

(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Eastern Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time in accordance with this Agreement, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (xi) the word “or” as used in this Agreement shall not be exclusive.

(b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(c) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

FIRST DEFIANCE FINANCIAL CORP.		UNITED COMMUNITY FINANCIAL CORP.

By:	/s/ Donald P. Hileman	By:	/s/ Gary M. Small
Name:	Donald P. Hileman	Name:	Gary M. Small
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

[•]

ARTICLE I

Name

The name of the corporation is [•] (herein the “Corporation”).

ARTICLE II

Principal Office

The principal office of the Corporation in Ohio is located at 601 Clinton Street, Defiance, Ohio 43512.

ARTICLE III

Purpose

The purpose for which the Corporation is formed is to become a savings and loan holding company and to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Revised Code of Ohio.

ARTICLE IV

Number of Directors

The number of directors constituting the initial Board of Directors of the Corporation is seven. Thereafter, the number of members of the Board of Directors may be increased or decreased by resolution of the Board of Directors, provided that the number of directors shall be within the range specified in Article XI hereof.

ARTICLE V

Capital Stock

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 80,000,000 shares, of which 75,000,000 shares are to be shares of common stock, $0.01 par value per share, and of which 5,000,000 are to be shares of serial preferred stock, $.01 par value per share. The shares may be issued by the Corporation from time to time as approved by the Board of Directors of the Corporation without the approval of the stockholders except as otherwise provided in these Articles of Incorporation or the rules of a national securities exchange, if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of the shares may be paid in whole or in part, in real property, in tangible or, intangible personal property, in labor or services actually performed for the Corporation or in its formation, or as otherwise permitted by Ohio law. In the absence of actual fraud in the transaction, the judgment of the Board of Directors or the stockholders as the case may be as to the value of such consideration shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

A description of the different classes and series (if any) of the Corporation’s capital stock, and a statement of the relative rights, preferences and limitations of the shares of each class and series (if any) of capital stock, are as follows:

A. Common Stock. Except as provided in these Articles of Incorporation, the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder. Holders of shares of common stock shall not be permitted to cumulate votes in the election of directors or for any other purpose.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distributions of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, including the payment of all fees, taxes and other expenses incidental thereto, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

Each share of common stock shall have the same relative rights, preferences and limitations as, and shall be identical in all respects with, all the other shares of common stock of the Corporation.

B. Serial Preferred Stock. Except as provided in these Articles of Incorporation, the Board of Directors of the Corporation is authorized, by resolution or resolutions from time to time adopted, to further amend these Articles to provide for the specific terms of serial preferred stock to be issued in series and to fix and state the rights, preferences, limitations and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof. The terms of shares of different series shall be identical except as to the following rights and preferences, as to which there may be variations between different series:

1. the distinctive serial designation and the number of shares constituting such series;

2. the voting rights, full, conditional or limited, of shares of such series;

3. the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

4. whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

5. the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

6. whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

7. whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

8. the price or other consideration for which the shares of such series shall be issued;

9. restrictions, if any, on the issuance of shares of the same series or any other class or series; and

10. any other designations, preferences, limitations or rights that are now or hereafter permitted by the laws of the State of Ohio and are not inconsistent with the provisions of this Paragraph B.

Each share of each series of serial preferred stock shall have the same relative rights, preferences and limitations as, and shall be identical in all respects with, all the other shares of capital stock of the Corporation of the same series.

C. Express Terms of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 37,000.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in this Part C (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $.01 per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $9,250,000.

(f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g) “Signing Date” means December 5, 2008.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

ARTICLE VI

Incorporation

The name and mailing address of the sole incorporator is as follows:

Name	Address
First Federal Savings and Loan	601 Clinton Street Defiance, Ohio 43512

ARTICLE VII

Indemnification

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including actions by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the full extent permissible under Ohio law.

ARTICLE VIII

Preemptive Rights

No stockholder of the Corporation shall have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such shares.

ARTICLE IX

Repurchase of Shares

The Corporation may from time to time, pursuant to authorization by the Board of Directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class of capital stock, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the Board of Directors shall determine.

ARTICLE X

Shareholder Meetings; Director Nominations

A. Notwithstanding any other provision of these Articles or the Code of Regulations of the Corporation, any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting by signed written consent by all stockholders entitled to vote.

B. Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time by (i) the chairman of the board, the president, or, in the case of the president’s absence, death or disability, a vice-president authorized to exercise the authority of the president, (ii) the Board of Directors by action at a meeting or a majority of the Board of Directors acting without a meeting, and (iii) the holders of 50% or more of all the shares outstanding and entitled to vote at the meeting.

C. Meetings of stockholders may be held within or without the State of Ohio, as the Code of Regulations may provide.

D. In addition to any provision in the Code of Regulations of the Corporation, nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of stockholders may be made by the Board of Directors of the Corporation or by any stockholder of the Corporation entitled to vote generally in the election of directors. In order for a stockholder of the corporation to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation; provided, however, that with respect to the first scheduled annual meeting of stockholders of the Corporation, notice by the stockholder must be so delivered or received no later than the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was mailed, provided further that the notice by the stockholder must be delivered or received no later than the close of business on the fifth day preceding the date of the meeting.

E. Each such notice given by a stockholder with respect to nominations for the election of directors shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

F. Each such notice given by a stockholder to the Secretary with respect to business proposals to bring before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. Notwithstanding anything in the Articles of Incorporation or Code of Regulations to the contrary, no business shall be conducted at the meeting except in accordance with the procedures set forth in this Article X.

G. The Chairman of the annual or special meeting of stockholders may, if the facts warrant, determine and declare to such meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding adjourned, special or annual meeting of the stockholders taking place thirty days or more thereafter. This provision shall not require the holding of any adjourned or special meeting of stockholders for the purpose of considering such defective nomination or proposal.

ARTICLE XI

Board of Directors

The number of directors of the Corporation shall be such number, not less than five nor more than 15 (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be provided from time to time pursuant to these Articles, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office shall concur in said action. Vacancies in the Board of Directors of the Corporation and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified. Directors shall not be required to own any shares of the Corporation’s common stock and need not be residents of any particular state, country or other jurisdiction.

The Board of Directors of the Corporation shall be divided into two classes if the Board of Directors consists of six, seven or eight members, or into three classes if the Board of Directors consists of nine or more members. Such classes shall consist of no fewer than three members each.

In the event the Board of Directors consists of nine or more members, the Board of Directors of the Corporation shall be divided into three classes, which shall be designated Class I, Class II and Class III. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors shall permit, with the terms of office of all members of one class expiring each year. Should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes II or III as follows: (i) if there shall be an excess of one directorship over a number equally divisible by three, such extra directorship shall be classified in Class III; and (ii) if there be an excess of two directorships over a number equally divisible by three, one shall be classified in Class II and the other in Class III.

In the event the Board of Directors consists of six, seven, or eight members, the Board of Directors of the Corporation shall be divided into two classes of directors, consisting of not less than three directors each, which shall be designated Class I and Class II. The members of each class shall be elected for a term of two years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors shall permit, with the terms of office of all members of one class expiring each year. Should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes I or II as follows: (i) if there shall be an excess of one directorship over a number equally divisible by three, such extra directorship shall be classified in Class II; and (ii) if there be an excess of two directorships over a number equally divisible by three, one shall be classified in Class I and the other in Class II.

At the first annual meeting of stockholders, directors of Class I shall be elected to hold office for a term expiring at the second or third succeeding annual meeting thereafter depending on whether there are two or three classes, as described in this Article XI. At the second annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the second or third succeeding annual meeting thereafter, depending on whether there are two or three classes, as described in this Article XI. In the event the Board of Directors consists of nine or more members, at the third annual meeting of stockholders the directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. Thereafter, at each succeeding annual meeting, directors of each class shall be elected for two or three year terms depending on whether there are two or three classes, as described in this Article XI. Notwithstanding the foregoing, any director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the Board of Directors shall have been abolished by action taken to reduce the size of the Board of Directors prior to said meeting.

Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified above. The Board of Directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified above.

ARTICLE XII

Removal of Directors

Any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office without cause by an affirmative vote of not less than 75% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose and may be removed from office with cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by an order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to the Corporation.

In the case of a removal of a director by the stockholders, a new director may be elected at the same meeting of stockholders to hold office for the remainder of the term of the removed director. Failure by the stockholders to fill the unexpired term of a removed director at such meeting of stockholders shall be deemed to create a vacancy in the Board of Directors, which shall be filled by the Board of Directors as provided in Article XI.

ARTICLE XIII

Duties of Directors; Limitation of Liability

A director shall perform his duties as a director, including his duties as a member of any committee of the directors upon which he may serve, in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the Corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director is entitled to rely on, among other things, information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by one or more directors, offices, or employees of the Corporation, counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence, or a committee of the directors upon which he does not serve.

A director of the Corporation shall not be personally liable for monetary damages for any action taken, or for any failure to take any action, as a director except to the extent that by law a director’s liability for monetary damages may not be limited.

ARTICLE XIV

Prohibition on Share Purchases

A. Five Year Prohibition. For a period of five years from the effective date of the completion of the reorganization of First Federal Savings and Loan, Defiance, Ohio, (“First Federal”), pursuant to which First Federal shall become a subsidiary of the Corporation (“Reorganization”), no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Corporation, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of the Corporation’s Board of Directors. In addition, for a period of five years from the completion of the Reorganization of First Federal, and notwithstanding any provision to the contrary in these Articles or the Code of Regulations of the Corporation, in the event that any person directly or indirectly acquires beneficial ownership of more than 10% of any class of equity security of the Corporation in violation of this Article XIV, the securities beneficially owned in excess of 10% shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

B. Definitions. The term “person” means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group acting in concert formed for the purpose of acquiring, holding or disposing of securities of the Corporation. The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise. The term “offer” includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for or request for invitation for tenders of, a security or interest in a security for value. The term “acting in concert” includes (1) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement and (2) a combination or pooling of voting or other interests in the Corporation’s outstanding shares for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The term “beneficial ownership” shall have the meaning defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing these Articles.

C. Exclusion for Underwriters and Employee Benefit Plans. The restrictions contained in this Article XIV shall not apply to (1) any underwriter or member of an underwriting or selling group involving a public sale or resale of securities of the Corporation or a subsidiary thereof; provided, however, that upon completion of the sale or resale of such securities, no such underwriter or member of such selling group is a beneficial owner of more than 10% of any class of equity security of the Corporation or (2) any employee benefit plans of the Corporation or a subsidiary thereof.

D. Determinations. A majority of the Corporation’s Board of Directors shall have the power to construe and apply the provisions of this Article XIV and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (a) the number of shares beneficially owned by any person; (b) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership; (c) the application of any other definition or operative provision of this Article XIV to the given facts; or (d) any other matter relating to the applicability or effect of this Article XIV. Any constructions, applications or determinations made by the Corporation’s Board of Directors pursuant to this Article XIV in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its shareholders.

ARTICLE XV

Business Combinations

The shareholder vote required to approve a Business Combination (as hereinafter defined) shall be as set forth in this Article XV, in addition to any other requirements under applicable law.

A. (1) Except as otherwise expressly provided in this Article XV, the affirmative vote of the holders of (i) at least a majority of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately, the affirmative vote of the holders of at least two-thirds of the outstanding shares of each such class or series) and (ii) a majority of the outstanding shares entitled to vote thereon not including shares deemed beneficially owned by a Related Person (as hereinafter defined) shall be required in order to authorize any of the following:

(a) any merger, share exchange or consolidation of the Corporation with or into a Related Person;

(b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary to a Related Person;

(c) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary;

(d) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other capital device, of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary;

(e) the issuance of any securities of the Corporation or a subsidiary to a Related Person;

(f) the acquisition by the Corporation or a subsidiary of any securities of a Related Person;

(g) any reclassification of the common stock of the Corporation, or any recapitalization involving the common stock of the Corporation; and

(h) any agreement, contract or other arrangement providing for any of the transactions described in this Paragraph A.

(2) Such affirmative vote shall be required notwithstanding any other provision of these Articles, any provision of law, or any agreement with any national securities exchange or automated quotation system which might otherwise permit a lesser vote or no vote.

(3) The term “Business Combination” as used in this Article XV shall mean any transaction which is referred to in any one or more of Paragraphs (l)(a) through (1)(h) of this Article XV.

B. The provisions of Paragraph (A) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by any other provisions of these Articles, any provisions of law or any agreement with any federal regulatory agency, national securities exchange or automated quotation system, if the Business Combination shall have been approved by at least two-thirds of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall be effective only if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

C. For the purpose of this Article XV the following definitions apply:

(1) The term “Related Person” shall mean (a) any individual, corporation, partnership or other person or entity which together with its “affiliates” (as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934) “beneficially owns” (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) in the aggregate 10% or more of the outstanding shares of the common stock of the Corporation; and (b) any “affiliate” (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of the common stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, upon exercise of conversion rights, warrants or options or otherwise shall be deemed “beneficially owned” by such Related Person.

(2) The term “Substantial Part” shall mean more than 25 percent of the total assets of the Corporation, as of the end of its most recent fiscal year ending prior to the time the determination is made.

(3) The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with a Related Person and was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is recommended to succeed a Continuing Directors by a majority of Continuing Directors than on the Board of Directors.

(4) The term “Continuing Director Quorum” shall mean at least two-thirds of the Continuing Directors capable of exercising the powers conferred on them.

D. In addition to Paragraphs (A) through (C) of this Article XV, the provisions of the Ohio General Corporation Law regarding (i) transactions with interested shareholders and (ii) proposed control share acquisitions, as in effect on the date hereof (Chapter 1704 and Section 1701.831 of the Revised Code of Ohio, respectively), shall apply to the Corporation.

ARTICLE XVI

Amendment of Code of Regulations

The Code of Regulation may be made, repealed, altered, amended or rescinded by the stockholders of the Corporation by the vote of the holders of not less than a majority of the voting power of the Corporation entitled to vote at a meeting of stockholders called for that purpose. In addition, the Code of Regulations may be repealed, altered, amended or rescinded by the affirmative vote of a majority of the authorized number of directors, subject to any exceptions provided in the Code of Regulations.

ARTICLE XVII

Amendment of Article of Incorporation

The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Articles in the manner now or hereafter prescribed by law upon the affirmative vote of at least a majority of the voting power of the Corporation, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions of Articles IV, VII, X, XI, XII, XIII, XIV, XV, XVI and this Article XVII of these Articles may not be repealed, replaced, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than a majority of the voting power of the Corporation entitled to vote at a meeting of stockholders called for that purpose (provided that notice of such proposed adoption, repeal, replacement, alteration, amendment or rescission is included in the notice of such meeting).

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(f) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(g) “Dividend Period” has the meaning set forth in Section 3(a).

(h) “Dividend Record Date” has the meaning set forth in Section 3(a).

(i) “Liquidation Preference” has the meaning set forth in Section 4(a).

(j) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(k) “Preferred Director” has the meaning set forth in Section 7(b).

(l) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(m) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(n) “Regulations” means the regulations of the Corporation, as they may be amended from time to time.

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker- dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including

Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Regulations, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Regulations or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

EXHIBIT B

FORM OF

AMENDED AND RESTATED CODE OF REGULATIONS

OF

[•]

(as amended through [•], 20[•])

ARTICLE I

Principal Office

The principal office of [•] (herein the “Corporation”) in Ohio is located at 601 Clinton Street, Defiance, Ohio 43512. The Corporation may also have offices at such other places within or without the State of Ohio as the Board of Directors shall from time to time determine.

ARTICLE II

Stockholders

SECTION 1. Place of Meetings. All annual and special meetings of stockholders shall be held at such place within or without the State in which the principal executive office of the Corporation is located as the Board of Directors may determine and as designated in the notice of such meeting.

SECTION 2. Annual Meeting. A meeting of the stockholders of the Corporation for the election of directors and for the transaction of any other business of the Corporation shall be held annually at such date and time as the Board of Directors may determine.

SECTION 3. Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board, the president or the Board of Directors in accordance with the Corporation’s Articles of Incorporation.

SECTION 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with the rules and procedures established by the Board of Directors. The Board of Directors shall designate, when present, either the Chairman of the Board or president to preside at such meetings.

SECTION 5. Notice of Meeting. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be mailed by the secretary or the officer performing his duties, not less than seven days nor more than sixty days before the meeting to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 6 of this Article II, with postage thereon prepaid. If a stockholder is present at a meeting, or in writing waives notice thereof before or after the meeting, notice of the meeting to such stockholder shall be unnecessary. When any stockholders’ meeting, either annual or special, is adjourned, notice of adjournment need not be given if the time and place to which such meeting is adjourned are fixed and announced at such meeting.

Upon request in writing delivered either in person or by registered mail to the president or the secretary by any persons entitled to call a meeting of stockholders, the president or the secretary shall give written notice of the meeting to be held on a date not less than seven nor more than sixty days following the provision of such notice. If such notice is not given within fifteen days after the delivery or mailing of such request, the persons calling the meeting may fix the time of the meeting and give notice thereof as provided in the preceding paragraph, or cause notice to be given by any designated representative.

SECTION 6. Fixing of Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the Board of Directors shall fix in advance a date as the record date for any such determination of stockholders. Such date in any case shall not be a date earlier than the date on which the record date is fixed and shall not be more than sixty days and, in case of a meeting of stockholders, not less than twenty days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

SECTION 7. Voting Lists. The Corporation shall make available upon the request of any stockholder at any meeting of stockholders, a complete record of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. The original stock transfer books shall be prima facie evidence as to who are the stockholders entitled to examine such record or transfer books or to vote at any meeting of stockholders.

SECTION 8. Quorum. A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding voting shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 9. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the stockholder or, in the absence of such direction, as determined by a majority of the Board of Directors. No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy. Every appointment of a proxy shall be revocable unless such appointment is coupled with an interest.

SECTION 10. Voting. Every stockholder entitled to vote shall be entitled to one vote for each share of stock held by him. Unless otherwise provided in the Articles of Incorporation, by applicable law, or by this Code of Regulations, a majority of those votes cast by stockholders at a lawful meeting shall be sufficient to pass on a transaction or matter.

SECTION 11. Voting of Shares in the Name of Two or More Persons. When ownership of stock stands in the name of two or more persons, in the absence of written directions to the Corporation to the contrary, at any meeting of the stockholders of the Corporation any one or more of such stockholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose name shares of stock stand, the vote or votes to which these persons are entitled shall be cast as directed by a majority of those holding such stock and present in person or by proxy at such meeting and, an equal number of votes shall be cast for and against any proposal if a majority cannot agree.

SECTION 12. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, and except to the extent inconsistent with applicable law, as the Board of Directors of such corporation may determine. Shares held by an administrator, executor, guardian, conservator or a trustee in bankruptcy may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee, other than a trustee in bankruptcy, shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee and thereafter the pledgee shall be entitled to vote the shares so transferred.

Neither treasury shares of its own stock held by the Corporation, nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

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SECTION 13. Inspectors of Election. In advance of any meeting of stockholders, the Board of Directors may appoint any persons, other than nominees for office, as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. If the Board of Directors so appoints either one or three inspectors, that appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the Chairman of the Board or the president may, and on the request of not less than ten percent of the votes represented at the meeting shall, make such appointment at the meeting. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the Board of Directors in advance of the meeting or at the meeting by the Chairman of the Board or the president.

Unless otherwise prescribed by applicable law, the duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all stockholders.

ARTICLE III

Officers

SECTION 1. Positions. The officers of the Corporation shall be a president, one or more vice presidents, a secretary and a treasurer, each of whom shall be elected by the Board of Directors. The Board of Directors may also designate the Chairman of the Board as an officer. The president shall be the chief executive officer, unless the Board of Directors designates another person as the chief executive officer. The offices of the secretary and treasurer may be held by the same person and a vice president may also be either the secretary or the treasurer. The Board of Directors may designate one or more vice presidents as executive vice president or senior vice president. The Board of Directors may also elect or authorize the appointment of such other officers as the business of the Corporation may require. The officers shall have such authority and perform such duties as the Board of Directors may from time to time authorize or determine. In the absence of action by the Board of Directors, the officers shall have such powers and duties as generally pertain to their respective offices.

SECTION 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the stockholders or at such other meeting of the Board of Directors as is determined by the Board of Directors. Each officer shall hold office until his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Election or appointment of an officer, employee or agent shall not of itself create contract rights. The Board of Directors may authorize the Corporation to enter into an employment contract with any officer in accordance with state law, but no such contract shall impair the right of the Board of Directors to remove any officer at any time in accordance with Section 3 of this Article III.

SECTION 3. Removal. Any officer may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed.

SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

ARTICLE IV

Contracts, Loans, Checks and Deposits

SECTION 1. Contracts. To the extent permitted by applicable law, and except as otherwise prescribed by the Corporation’s Articles of Incorporation or this Code of Regulations with respect to certificates for shares, the Board of Directors may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authorization may be general or confined to specific instances.

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SECTION 2. Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by the Board of Directors. Such authority may be general or confined to specific instances.

SECTION 3. Checks, Drafts. Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers, employees or agents of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

SECTION 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in any of its duly authorized depositories as the Board of Directors may select.

ARTICLE V

Certificates for Shares and Their Transfer

SECTION 1. Certificates for Shares. The shares of the Corporation shall be represented by certificates signed by the Chairman or Vice Chairman of the Board of Directors or by the president or a vice president and by the secretary, an assistant secretary, the treasurer, or an assistant treasurer of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar, other than the Corporation itself of an employee of the Corporation. If any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before the certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

SECTION 2. Form of Share Certificates. All certificates representing shares issued by the Corporation shall set forth upon the face or back that the Corporation will furnish to any stockholder upon request and without charge within five days after receipt of written request therefor a full statement of the designations, preferences, limitations, and relative rights of the shares of each class authorized to be issued, the variations in the relative rights and preferences between the shares of each such series so far as the same have been fixed and determined and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series.

Each certificate representing shares shall state upon the face thereof: that the Corporation is organized under the laws of the State of Ohio; the name of the person to whom issued; the number of shares represented by such certificate; the date of issue; the designation of the series or class, if any, which such certificate represents. Other matters in regard to the form of the certificates shall be determined by the Board of Directors.

SECTION 3. Payment of Shares. No certificate shall be issued for any shares until such share is fully paid.

SECTION 4. Form of Payment for Shares. The consideration for the issuance of shares shall be paid in accordance with the provisions of the Corporation’s Articles of Incorporation.

SECTION 5. Transfer of Shares. Transfer of shares of capital stock of the Corporation shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record thereof or by his legal representative, who shall furnish proper evidence of such authority, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Corporation. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

SECTION 6. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 7 of Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

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SECTION 7. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

SECTION 8. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VI

Fiscal Year; Annual Audit

The fiscal year of the Corporation shall be determined by the Board of Directors. The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the Board of Directors.

ARTICLE VII

Dividends

Subject to the provisions of the Articles of Incorporation and applicable law, the Board of Directors may, at any regular or special meeting, declare dividends on the Corporation’s outstanding capital stock. Dividends may be paid in cash, in property or in the Corporation’s own stock.

ARTICLE VIII

Corporate Seal

The corporate seal of the Corporation shall be in such form as the Board of Directors shall prescribe.

ARTICLE IX

Amendments

In accordance with the Corporation’s Articles of Incorporation, this Code of Regulations may be repealed, altered, amended or rescinded by the stockholders of the Corporation by vote of not less than a majority of the outstanding voting power of the Corporation entitled to vote at a meeting of the stockholders called for that purpose. In addition, this Code of Regulations may be repealed, altered, amended or rescinded by the affirmative vote of a majority of the authorized number of directors.

ARTICLE X

Board of Directors

SECTION 1. General Powers. The business and affairs of the Corporation shall be under the direction of its Board of Directors. The Board of Directors shall annually elect a Chairman of the Board from among its members.

SECTION 2. Number and Classification. The number of members of the Board of Directors (such number referred to herein as the “authorized number of directors”) may be increased or decreased by resolution of the Board of Directors within the range set forth in the Corporation’s Articles of Incorporation. The Board of Directors shall be divided into classes in accordance with the provisions of the Corporation’s Articles of Incorporation.

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SECTION 3. Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Section immediately after, and at the same place as, the annual meeting of stockholders. The Board of Directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

SECTION 4. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board or the Chief Executive Officer, or by one-third of the directors. The persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by such persons.

Members of the Board of Directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person.

SECTION 5. Notice. Written notice of any special meeting shall be given to each director at least two days previous thereto if delivered personally or by email, or at least five days previous thereto if delivered by mail at the address of the director on the records of the Corporation. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid if mailed, or when sent if by email. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, unless, prior to or at the commencement of such meeting, such director objects to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 6. Quorum. A majority of the number of directors fixed by Section 2 of this Article I shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 5 of this Article I.

SECTION 7. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless a greater number is prescribed by this Code of Regulations, the Articles of Incorporation, or the laws of Ohio.

SECTION 8. Action Without a Meeting. Any action required or permitted to be taken by the Board of Directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

SECTION 9. Resignation. Any director may resign at any time by sending a written notice of such resignation to the home office of the Corporation addressed to the Chairman of the Board or the Chief Executive Officer. Unless otherwise specified therein such resignation shall take effect upon the acceptance thereof by the Chairman of the Board or the Chief Executive Officer.

SECTION 10. Vacancies. Vacancies occurring in the Board of Directors shall be filled in accordance with the provisions of the Corporation’s Articles of Incorporation and Article X, Section 2 of this Code of Regulations. A director elected to fill a vacancy shall be elected to serve until the annual meeting of stockholders at which the term of the class to which the director has been chosen expires.

SECTION 11. Presumption of Assent. Unless Ohio law provides otherwise, a director of the Corporation who is present at a meeting of the Board of Directors at which action on any Corporation matter is taken shall be presumed to have assented to the action taken unless (i) he objects at the beginning of the meeting (or promptly upon his arrival) to holding the meeting or transacting business at the meeting; (ii) his dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) he delivers written notice of his dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

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SECTION 12. Compensation. The Board of Directors may, by resolution, from time to time establish the compensation to be paid to directors for their service as such. Members of either standing or special committees may be allowed such compensation for actual attendance at committee meetings as the Board of Directors may determine.

ARTICLE XI

Committees of the Board of Directors

The Board of Directors may, by resolution passed by a majority of the authorized number of directors, designate one or more committees, as they may determine to be necessary or appropriate for the conduct of the business of the Corporation, and may prescribe the duties, constitution and procedures thereof. Each committee shall consist of not less than three directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

The Board of Directors shall have power, by the affirmative vote of a majority of the number of directors fixed by Article I, Section 2, at any time to change the members of, to fill vacancies in, and to discharge any committee of the Board. Any member of any such committee may resign at any time by giving notice to the Corporation; provided, however, that notice to the Board, the Chairman of the Board, the chief executive officer, the Chairman of such committee, or the secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective. Any member of any such committee may be removed at any time, either with or without cause, by the affirmative vote of a majority of the authorized number of directors at any meeting of the Board called for that purpose.

ARTICLE XII

Certain Governance Matters

SECTION 1. Interpretation. The provisions of this Article XII shall apply notwithstanding anything to the contrary set forth in this Code of Regulations. In the event of any inconsistency between any provision of this Article XII and any other provision of this Code of Regulations, such provision of this Article XII shall control.

SECTION 2. Office of the Bank. The main office of the Corporation’s subsidiary [•] Bank (formerly known as First Federal Bank of the Midwest; herein the “Bank”) will be located in Youngstown, Ohio.

SECTION 3. Officers of the Corporation. Notwithstanding any other provision of this Code of Regulations, the Board of Directors shall, subject to the next succeeding paragraph in this Section 3, elect the following individuals to the following officer positions for the periods of time set forth opposite their names, pursuant to Section 7.14(d) of the Agreement and Plan of Merger between the Corporation (formerly known as First Defiance Financial Corp.)

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and United Community Financial Corp. (“United Community”), dated September 9, 2019 (the “Agreement”) (terms capitalized but not otherwise defined in this Code of Regulations shall have the meaning given to them in the Agreement):

Name	Position	Term
Donald Hileman	Executive Chairman of the Board of Directors

Beginning on a date during the period commencing January 1, 2021 and ending June 30, 2021, as determined by the Board of Directors, or any such earlier date as of which Donald Hileman ceases for any reason to serve as Chief Executive Officer (the “Succession Date”).

Ending upon the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations.

Donald Hileman	Chief Executive Officer	Beginning at the Effective Time. Ending on the Succession Date.

Gary Small	Chief Executive Officer

Beginning on the Succession Date.

Ending upon the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations.

Gary Small	President

Beginning at the Effective Time.

Continuing at and following the Succession Date and ending upon the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations.

The removal of any of these individuals from, or the failure to appoint or re-elect the individuals to, the positions listed above or set forth in any of their respective employment agreements with the Corporation, any modification to any of their respective duties, authority or reporting relationships and any amendment to or termination of any employment agreements entered into by the Corporation with the foregoing individuals shall require the affirmative vote of three-fourths of the authorized number of directors until the second anniversary of the Succession Date. Until the second anniversary of the Succession Date, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth above (or any of such individuals’ successors selected and appointed pursuant to this subsection), the Corporation shall not appoint any individual to serve in such capacity, except with the affirmative vote of three-fourths of the authorized number of directors.

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SECTION 4. Officers of the Bank. The Corporation shall, subject to the next succeeding paragraph in this Section 4, cause the Bank to elect the following individuals to the following officer positions at the Bank for the periods of time set forth opposite their names, pursuant to Section 7.14(d) of the Agreement:

Name	Position	Term
Donald Hileman	Executive Chairman of the Board of Directors of the Bank

Beginning on the Succession Date.

Ending upon the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations and the organizational documents of the Bank.

Donald Hileman	Chief Executive Officer	Beginning at the Effective Time. Ending on the Succession Date.

Gary Small	Chief Executive Officer

Beginning on the Succession Date.

Ending upon the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations and the organizational documents of the Bank.

Gary Small	President

Beginning at the Effective Time.

Continuing at and following the Succession Date and ending upon the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations and the organizational documents of the Bank.

The Corporation shall cause the Bank not to remove any of these individuals from, or fail to appoint or re-elect the individuals to, the positions listed above or set forth in any of their respective employment agreements with the Bank, or modify any of their respective duties, authority or reporting relationships or amend or terminate any employment agreements entered into by the Bank with the foregoing individuals, in each case, without the affirmative vote of three-fourths of the authorized number of directors of the Corporation until the second anniversary of the Succession Date. Until the second anniversary of the Succession Date, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth above (or any of such individuals’ successors selected and appointed pursuant to this subsection), the Corporation shall cause the Bank not to appoint any individual to serve in such capacity, except with the affirmative vote of three-fourths of the authorized number of directors of the Corporation.

SECTION 5. Amendments to this Code of Regulations. Prior to the second anniversary of the Succession Date, any repeal, alteration, amendment or rescindment of Article I or this Article XII of this Code of Regulations shall require (and any such repeal, alteration, amendment or rescindment may be proposed or recommended by the Board of Directors for adoption by the stockholders of the Corporation only by) the affirmative vote of three-fourths of the authorized number of directors. Prior to the second anniversary of the Succession Date, the Corporation may not exercise its authority, in its capacity as sole stockholder of the Bank, to (and the Corporation shall cause the Bank not) to modify, amend or repeal any of the provisions of the organizational documents of the Bank implementing the provisions of this Article XII, or implement or adopt any provisions of the organizational documents of the Bank inconsistent with the foregoing, in each case, without the affirmative vote of three-fourths of the authorized number of directors of the Corporation.

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SECTION 6. Board of Directors of the Corporation. In accordance with Section 7.14(c) of the Agreement, the following provisions shall govern directors to the exclusion of any provision in this Code of Regulations to the contrary. At the Effective Time, the Board of Directors of the Corporation, as the Surviving Entity, shall consist of thirteen directors who shall consist of: (i) Donald Hileman, John Bookmyer, and five other persons who served as directors of the Corporation or the Bank immediately prior to the Effective Time and are designated by the Corporation (each, a “Corporation-Related Director,” which term shall include any directors who are subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Corporation-Related Director, as applicable, in accordance with this Article XII, Section 6); and (ii) Gary Small, Richard Schiraldi, and four other persons who served as directors of United Community or Home Savings Bank immediately prior to the Effective Time and are designated by United Community (each, a “United Community-Related Director,” which term shall include any directors who are subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a United Community-Related Director in accordance with this Article XII, Section 6).

The directors shall be divided into three classes. Immediately following the Effective Time, the Class I directors shall consist of two Corporation-Related Directors and two United Community-Related Directors. The initial Class I directors shall hold office for an initial term expiring at the 2022 annual meeting of stockholders, and Class I directors shall thereafter be elected to three-year terms. Upon the expiration of their initial term, the initial Class I directors shall be nominated by the Board of Directors, provided that such nomination is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2025 annual meeting of stockholders. If, prior to the second anniversary of the Succession Date, any of the initial Class I directors shall for any reason cease to serve as a director or shall not stand for reelection as a director, the resultant vacancy shall be filled by the Board of Directors with an individual selected by the United Community-Related Directors (if such director was a United Community-Related Director) or the Corporation-Related Directors (if such director was a Corporation-Related Director) in good faith in a manner intended to preserve the principles of representation in this Code of Regulations, provided that such individual is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties, which such individual, if appointed to the Board of Directors prior to the 2022 annual meeting of stockholders, will be nominated by the Board of Directors for reelection at such annual meeting for an additional term to expire at the 2025 annual meeting of stockholders, provided again that such nomination is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties.

Immediately following the Effective Time, the Class II directors shall consist of two Corporation-Related Directors and two United Community-Related Directors. The initial Class II directors shall hold office for an initial term expiring at the 2021 annual meeting of stockholders, and Class II directors shall thereafter be elected to three-year terms. Upon the expiration of their initial terms, the initial directors shall be nominated by the Board of Directors, provided that such nominations are reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2024 annual meeting of stockholders. If, prior to the second anniversary of the Succession Date, any of the initial Class II director shall for any reason cease to serve as a director or shall not stand for reelection as a director, the resultant vacancy shall be filled by the Board of Directors with an individual selected by the United Community-Related Directors (if such director was a United Community-Related Director) or the Corporation-Related Directors (if such director was a Corporation-Related Director) in good faith in a manner intended to preserve the principles of representation in this Code of Regulations, provided that such individual is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties, which such individual, if appointed to the Board of Directors prior to the 2021 annual meeting of stockholders, will be nominated by the Board of Directors for reelection at such annual meeting for an additional term to expire at the 2024 annual meeting of stockholders, provided again that such nomination is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties.

Immediately following the Effective Time, the Class III directors shall consist of three Corporation-Related Directors and two United Community-Related Director. The initial Class III directors shall hold office for an initial term expiring at the 2020 annual meeting of stockholders, and Class III directors shall thereafter be elected to three-year terms. Upon the expiration of their initial term, the initial directors shall be nominated by the Board of

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Directors, provided that such nomination is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2023 annual meeting of stockholders. If, prior to the second anniversary of the Succession Date, any of the initial Class III directors shall for any reason cease to serve as a director or shall not stand for reelection as a director, the resultant vacancy shall be filled by the Board of Directors with an individual selected by the United Community-Related Directors (if such director was a United Community-Related Director) or the Corporation-Related Directors (if such director was a Corporation-Related Director) in good faith in a manner intended to preserve the principles of representation in this Code of Regulations, provided that such individual is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties, which such individual, if appointed to the Board of Directors prior to the 2020 annual meeting of stockholders, will be nominated by the Board of Directors for reelection at such annual meeting for an additional term to expire at the 2023 annual meeting of stockholders, provided again that such nomination is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties.

In addition, John Bookmyer shall serve as Chairman of the Board of Directors for a term beginning at the Effective Time and until the Succession Date and Richard Schiraldi shall serve as Vice Chairman of the Board of Directors for a term beginning at the Effective Time and continuing on and following the Succession Date until the date on which his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in accordance with this Code of Regulations. The removal of any of these individuals from, or the failure to appoint or re-elect the individuals to, the positions listed in the foregoing sentence shall require the affirmative vote of three-fourths of the authorized number of directors until the second anniversary of the Succession Date. Until the second anniversary of the Succession Date, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth above (or any of such individuals’ successors selected and appointed pursuant to this subsection), the Corporation shall not appoint any individual to serve in such capacity, except with the affirmative vote of three-fourths of the authorized number of directors.

Notwithstanding anything to the contrary herein, prior to the second anniversary of the Succession Date, the Corporation may not increase or decrease the authorized number of directors or increase, decrease or change the classification of any class of directors, in each case, without the affirmative vote of three-fourths of the authorized number of directors.

SECTION 7. Board of Directors of the Bank. At the Effective Time, the Corporation shall cause the Board of Directors of the Bank, as the surviving bank, to consist of thirteen directors who shall consist of: (i) Donald Hileman, John Bookmyer, and five other persons who served as directors of the Corporation or the Bank immediately prior to the Effective Time (each, a “Corporation-Related Bank Director,” which term shall include any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Corporation-Related Bank Director in accordance with this Article XII, Section 7); and (ii) Gary Small, Richard Schiraldi, and four other persons who served as directors of United Community or Home Savings Bank immediately prior to the Effective Time (each, a “United Community-Related Bank Director,” which term shall include any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a United Community-Related Bank Director in accordance with this Article XII, Section 7). If, prior to the second anniversary of the Succession Date, any of the directors of the Bank shall for any reason cease to serve as a director or shall not stand for reelection as a director, the resultant vacancy shall be filled by the Board of Directors of the Bank with an individual selected by the United Community-Related Bank Directors (if such director was a United Community-Related Bank Director) or the Corporation-Related Bank Directors (if such director was a Corporation-Related Bank Director), in each case, in good faith in a manner intended to preserve the principles of representation in this Code of Regulations. Prior to the second anniversary of the Succession Date, the Corporation shall cause the Board of Directors of the Bank not to (a) fail to re-elect any of the United Community-Related Bank Directors or Corporation-Related Bank Directors or (b) increase or decrease the number of directors of the Board of Directors of the Bank, in each case, without the affirmative vote of three-fourths of the authorized number of directors of the Corporation.

In addition, the Corporation shall cause the Bank to appoint John Bookmyer as Chairman of the Board of Directors of the Bank for a term beginning at the Effective Time and until the Succession Date and Richard Schiraldi as Vice Chairman of the Board of Directors of the Bank for a term beginning at the Effective Time and continuing on and following the Succession Date until the date on which his successor shall have been duly elected and qualified or until

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his death or until he shall resign or shall have been removed in accordance with this Code of Regulations. The removal of any of these individuals from, or the failure to appoint or re-elect the individuals to, the positions listed in the foregoing sentence shall require the affirmative vote of three-fourths of the authorized number of directors of the Corporation until the second anniversary of the Succession Date. Until the second anniversary of the Succession Date, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth above (or any of such individuals’ successors selected and appointed pursuant to this subsection), the Corporation shall cause the Bank not to appoint any individual to serve in such capacity, except with the affirmative vote of three-fourths of the authorized number of directors of the Corporation.

SECTION 8. Committees of the Board of Directors of the Bank. At the Effective Time, the Corporation shall have an Audit Committee, a Governance and Nominating Committee, a Compensation Committee, and a Risk Committee. The Chairman of each of the Audit Committee and the Risk Committee shall be a Corporation-Related Director. The Chairman of each of the Governance and Nominating Committee and the Risk Committee shall be a United Community-Related Director.

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